Exhibit 10.25

Confidential Materials omitted and filed separately with the
Securities and Exchange Commission. Asterisks denote omissions.
SUPPLEMENTAL AGREEMENT
     THIS SUPPLEMENTAL AGREEMENT (the “Supplemental Agreement”) is made as of February 1, 2006, by and between Sucampo Pharmaceuticals, Inc., a corporation organized under the laws of Delaware, having its principal place of business at 4733 Bethesda Avenue, Suite 450, Bethesda, Maryland 20814 USA (“SPI”), and Takeda Pharmaceutical Company Limited, a corporation organized under the laws of Japan, having its principal place of business at 1-1 Doshomachi 4-chome, Chuo-ku, Osaka 540-8645, Japan (“Takeda”). SPI and Takeda are sometimes referred to herein individually as a “Party” and collectively as the “Parties.”
     WHEREAS, the Parties entered into a Collaboration and License Agreement dated October 29, 2004 (the “Original Agreement”), whereby the Parties agreed, among other things, to collaborate on the development and commercialization of a compound known as SPI-0211 (“Lubiprostone”) in accordance with the terms and conditions set forth therein; and
     WHEREAS, Takeda Pharmaceuticals North America, Inc. is a sub-licensee of Takeda and has performed and will perform certain of Takeda’s obligations under the Original Agreement and this Supplemental Agreement; and
     WHEREAS, the Parties desire to enter into this Supplemental Agreement to supplement the Original Agreement by providing additional details and other terms regarding certain activities to be performed by the Parties pursuant to the Original Agreement;
     NOW THEREFORE, in consideration of the premises and the mutual covenants set forth herein and in a Settlement Agreement dated as of January 31, 2006, by and between SPI and Takeda (the “Settlement Agreement”), the Parties have agreed as follows:
Article 1 DEFINITIONS
     Capitalized terms not defined herein shall have the meanings ascribed to them in the Original Agreement.
     The following terms shall have the meanings set forth below:
     “External Costs” means reasonable and customary expenses charged by a third party to a Party to this Supplemental Agreement, and do not include a Party’s internal expenses, such as labor, administrative, or overhead costs.
     “Medical and Scientific Affairs (“M&SA”)” and “Medical Marketing Activities” collectively mean the activities set forth in Annex 3 hereto.

     “Phase IV Marketing Support Studies” means Phase IV Studies to the extent the data from such studies is not intended for the primary purpose of Regulatory Required Studies, Labeling Changes, Additional Indications or New Formulations.

Article 2	STANDARD OPERATING PROCEDURES RELATING TO CONFIDENTIAL INFORMATION
     2.1 Standard Operating Procedures. For the protection of all Confidential Information (including, inter alia, Proprietary Product Information) that may be obtained or used in the course of the Commercialization of the Product, the Parties agree to comply, and to cause their Affiliates and sub-licensees to comply, with the standard operating procedures (“SOPs”) set forth in Annexes 1 and 2 hereto, which SOPs are incorporated by reference herein.

Article 3	M&SA ACTIVITIES, MEDICAL MARKETING, KEY OPINION LEADER DEVELOPMENT AND OTHER ACTIVITIES
     3.1 M&SA and Medical Marketing Activities.
          (a) The Parties agree that, with respect to Medical and Scientific Affairs (“M&SA”) and Medical Marketing Activities, SPI and Takeda shall cooperate and collaborate with each other to manage and coordinate such activities. For M&SA and Medical Marketing Activities conducted after the execution of this Supplemental Agreement, the Parties shall fulfill their roles and responsibilities as set forth in greater detail in Annex 3 hereto (the “RACI Chart”), which is incorporated by reference herein. For purposes of the RACI Chart, the following terms have the meanings set forth below:
          (i) the Party “responsible” for an activity shall mean the Party carrying out and conducting the listed activity;
          (ii) the Party “accountable” for an activity shall mean the Party with ultimate decision-making authority for the listed activity;
          (iii) the Party to be “consulted” about an activity shall mean the Party with whom issues and concepts about a given activity will be discussed and negotiated in good faith; and
          (iv) the Party to be “informed” about an activity shall mean the Party who will be advised about a given activity, including the results of the activity.
          (b) For M&SA and Medical Marketing Activities conducted by SPI after the execution of this Supplemental Agreement, Takeda shall reimburse SPI for all documented External Costs incurred, provided that such External Costs have been pre-approved by the “Article 3 Working Group” and are documented by third-party invoices. For purposes of this Article 3, the term “Article 3 Working Group” shall mean a working group consisting of two (2) members, with each Party designating one (1) member of the working group. For the avoidance of doubt, Takeda shall not be required to reimburse any External Costs the Article 3 Working Group has not pre-approved in writing prior to such External Costs being incurred.
          (c) For M&SA and Medical Marketing Activities conducted by SPI prior to the execution of this Supplemental Agreement, Takeda shall reimburse SPI for all documented External Costs incurred for the following four activities, but in no event in an amount greater than [**] Dollars and [**] Cents ($[**]) for the four activities combined: (i) Telluride Advisory Board; (ii) Chicago Advisory Board; (iii) February Advisory Board; and (iv) [**] percent ([**]%) cancellation fee for DDW. For the avoidance of doubt, the total amount to be paid by Takeda under this Section 3.1(c) shall not exceed the lesser of (i) the actual External Costs incurred by SPI relating to the four activities or (ii) [**] Dollars and [**] Cents ($[**]). SPI shall not be entitled to any additional reimbursement from Takeda for activities conducted prior to execution of this Supplemental Agreement.
          (d) Takeda will retain overall responsibility for managing and coordinating M&SA and Medical Marketing Activities, and SPI shall fully cooperate and coordinate with Takeda in order to allow Takeda to manage such activities. Takeda will not be reimbursed by SPI for managing M&SA and Medical Marketing Activities.
          (e) To the extent there are disagreements concerning any of the matters set forth in this Section 3.1, including any questions or disagreements concerning the meaning of, or responsibilities assigned or permitted by, the RACI Chart, or the absence of consensus between the members of the Article 3 Working Group regarding reimbursable External Costs, any such disagreements shall be presented to the Joint Commercialization Committee (“JCC”) and resolved pursuant to the provisions of the Original Agreement, including Section 3.1 of the Original Agreement. SPI shall submit to Takeda invoices for all amounts entitled to reimbursement under Section 3.1(b) of this Supplemental Agreement, along with documentation reasonably satisfactory to Takeda, including applicable invoices from third-party vendors, and Takeda shall make payment to SPI for External Costs incurred in compliance with this Section 3.1 within thirty (30) days after receipt of such invoice. SPI shall be responsible for making all payments to such third-party vendors.
     3.2 Publication and Other Activities. In addition to the respective roles and responsibilities of the Parties set forth in the RACI Chart, the Parties hereby agree as follows:
     (a) Publications, Abstracts and Manuscripts.
     (i) During the [**] period following [**] (the “PDUFA Date”), SPI shall be responsible for the development of all publications, abstracts and manuscripts (collectively, “publications”) directed primarily to a scientific audience, to the extent such publications refer to clinical trial or other study data on the Product; provided that each proposal for a publication shall be discussed in advance with Takeda, that Takeda’s right to review, approve and/or comment on such publications prior to submission shall be governed by the SOPs set forth in Annex 2, and that publications shall be consistent with the overall publication plan approved by the JCC. Any disputes concerning publication plans shall be presented to the JCC and resolved pursuant to the provisions of the Original Agreement, including Section 3.1 of the Original Agreement. Takeda shall reimburse SPI for all documented External Costs in connection with the following two publications, but in no event shall such reimbursement exceed [**] Dollars ($[**]) per publication: Long-Term Safety of Lubiprostone in Patients with Occasional Constipation: Results of a 48-Week, Prospective, Multicenter, Open-Label, Safety Trial and Multicenter, Double-Blind, Randomized, Placebo-Controlled Trial of Lubiprostone in Patients With Occasional Constipation. Takeda will also reimburse SPI for all documented External Costs incurred by SPI during such [**] period in connection with future publications to the extent agreed in advance in writing by Takeda, with the specific amount of reimbursement to be agreed in advance as to each proposed publication.
     (ii) As between SPI and Takeda, SPI shall own all intellectual property rights associated with publications developed by SPI pursuant to this Section 3.2(a), including but not limited to copyrights, patent rights and rights of authorship with respect to publications and their subject matter. SPI shall have approval rights regarding the author(s) to be listed in the publications it develops but shall consider in good faith Takeda’s recommendations with respect to such authorship issues.
     (iii) SPI shall submit to Takeda invoices for all amounts entitled to reimbursement under this Section 3.2(a) along with documentation reasonably satisfactory to Takeda, including applicable invoices from third-party vendors, and Takeda shall make payment to SPI for expenses incurred in compliance with this Section 3.2(a) within [**] after receipt of such invoice. SPI shall be responsible for making all payments to such third-party vendors.
     (iv) Nothing in this Section 3.2(a) shall prohibit Takeda from developing publications primarily concerning general disease states or quality-of-life issues rather than data derived from the Product’s clinical development program, provided that such publications are developed in accordance with the SOPs set forth in Annex 2, and are subject to SPI’s right to review, approve and/or comment on such publications prior to submission as set forth in Annex 2. Any dispute relating thereto shall be presented to the JCC and resolved pursuant to the provisions of the Original Agreement, including Section 3.1 of the Original Agreement.
     (v) After the expiration of the [**] period following the PDUFA Date, Takeda shall be primarily responsible for the development of publications described in Section 3.2(a)(i) above pursuant to the Original Agreement, provided that such publications are developed in accordance with the SOPs set forth in Annex 2.
     (vi) Nothing in this Section 3.2, nor any publication, shall alter in any way SPI’s ownership of the intellectual property rights associated with the Product.
     (b) Continuing Medical Education (“CME”) and Investigator Initiated Trials. Takeda will be responsible for planning and managing all CME strategies and programs, in consultation with SPI. Takeda shall provide all funding relating to CME programs, grants and investigator initiated trials relating to the Product. SPI shall be recognized as a co-sponsor of such activities. Any disputes relating to CME strategies and programs shall be presented to the JCC and resolved pursuant to the provisions of the Original Agreement, including Section 3.1 of the Original Agreement.
     (c) Medical/Regulatory/Legal Review. Takeda shall have approval authority for all promotional, sales training and related materials to be used by either Party, regardless of their format or intended use. SPI will be provided an opportunity to review and comment on all such materials in accordance with the SOPs set forth in Annex 4, with which the Parties agree to comply and which are incorporated by reference herein.
     (d) Speaker Bureaus. Takeda shall have responsibility for managing and conducting all speaker bureau programs. Takeda will consult with SPI regarding strategies and plans for such programs. Any disputes regarding such strategies shall be presented to the JCC and resolved pursuant to the provisions of the Original Agreement, including Section 3.1 of the Original Agreement.
     (e) Press Releases. The Parties agree to comply, and to cause their Affiliates and sub-licensees to comply, with the SOPs relating to press releases, which SOPs are set forth in Annex 5 hereto and are incorporated herein by reference.

Article 4	SAFETY MONITORING AND POST-MARKETING SURVEILLANCE
     4.1 Safety Monitoring.
     (a) Safety monitoring and Post-Marketing Surveillance activities relating to the Product shall be conducted as follows: [**] shall be utilized as the telephone call center for the Product at the expense, and under the management, of Takeda. [**], doing business as [**], shall be utilized as the vendor for purposes of adverse event reporting to the FDA, under the management of SPI. All calls, including safety-related calls, Product-related calls, or any other general calls, shall first be received by [**] (or, if applicable, forwarded to [**] by Takeda and/or SPI) and categorized by [**]. All safety-related calls shall be forwarded to [**], using an adverse-event form developed by SPI and [**] and approved by Takeda. Product complaint requests shall be sent to SPI for resolution. SPI shall have the right to access all records of calls received by [**] related to the Product, regardless of whether or not the call is safety-related.
     (b) The Parties agree to comply with the SOPs set forth in Annex 6, and incorporated by reference herein, relating to safety monitoring, safety data, postmarketing activities, and clinical trial activities.
     (c) In connection with the performance of SPI’s obligations under Section 4.1 of this Supplemental Agreement, Takeda shall reimburse SPI for amounts due to [**], provided that such costs are reasonable, customary, documented, and consistent with this Section 4.1, and provided further that SPI shall not be entitled to reimbursement for [**] start-up and implementation costs, such as costs relating to equipment and other infrastructure. The terms of any agreement between SPI and [**] entered into before the date of this Supplemental Agreement, including fees, discounts, rebates and other charges, if any, shall be disclosed to Takeda. The terms of any other agreement between SPI and [**] entered into during the term of this Supplemental Agreement shall be disclosed to Takeda and shall be subject to Takeda’s prior, written approval, which approval shall not unreasonably be withheld. Any and all amounts due to SPI from Takeda pursuant to this Section 4.1 shall be invoiced by SPI and shall be paid by Takeda within thirty (30) days of invoice receipt. In the event that Takeda disputes any portion of an invoice, Takeda shall promptly notify SPI in writing and both Parties shall cooperate and negotiate in good faith to resolve the matter promptly. To the extent there are any changes to the invoiced amount, SPI shall send a revised invoice to Takeda, which shall be paid by Takeda within thirty (30) days of the receipt thereof.

Article 5	PHASE IV MARKETING SUPPORT STUDIES AND NON-CLINICAL RESEARCH STUDIES
     5.1 Management of Phase IV Marketing Support Studies. The JCC shall be responsible for the overall strategic direction of all Phase IV Marketing Support Studies (excluding studies proposed, conducted and managed by an investigator for which an entity other than SPI, Takeda, or their agents is the study sponsor (“Investigator Initiated Trials”)). SPI or Takeda shall first propose a study synopsis, business rationale, budget and timeline of Phase IV Marketing Support Studies to the JCC, and the JCC, after evaluating such information, shall decide whether the proposed Phase IV Marketing Support Studies shall be conducted pursuant to Section 5.1(c) of the Original Agreement. If a study is approved by the JCC, then SPI or Takeda, as the case may be, shall propose a draft protocol to the JDC, and the JDC shall evaluate and finalize the draft protocol. With respect to any such protocol approved by the JDC, Takeda may, in its sole discretion, designate SPI or other entities, including Takeda Global Research and Development Center, Inc., to carry out the related Phase IV Marketing Support Studies. In accordance with Section 4.2(b)(vi) of the Original Agreement, Takeda shall fund all costs for Phase IV Marketing Support Studies approved by the JCC and the JDC. Any disputes concerning Phase IV Marketing Support Studies shall be presented to the JCC and resolved pursuant to the provisions of the Original Agreement, including Section 3.1 of the Original Agreement.
     For the avoidance of doubt, any studies falling under the categories of Regulatory Required Studies, Labeling Changes, Additional Indications or New Formulations shall be managed in accordance with Section 4.2 of the Original Agreement, subject to go/no-go decisions by the JCC pursuant to Section 5.1(c) of the Original Agreement with regard to Labeling Changes, Additional Indications and New Formulations.
     5.2 Non-Clinical Research Studies. SPI shall be responsible for the management of all SPI-initiated non-clinical research studies, excluding Investigator Initiated Trials as defined in Section 5.1 above, subject to review and approval of study proposals by the JCC. Takeda shall reimburse SPI for all documented External Costs (net of discounts and rebates) and reasonable and customary Development costs incurred by SPI in connection with the research studies set forth in Annex 7 hereto. In addition, Takeda shall reimburse SPI for all External Costs and reasonable and customary Development costs incurred by SPI in connection with other non-clinical research studies, provided such studies involve the Initial Indications and have been approved for reimbursement by the JCC after submission by SPI of a study synopsis, business rationale, budget and timeline. For purposes of this Section 5.2, reimbursement of Development costs shall be determined in accordance with Annex 8 hereto. Provided that there is no dispute as to the amounts contained therein, Takeda shall pay SPI within thirty (30) business days after its receipt of invoices from SPI, including supporting documentation reasonably satisfactory to Takeda. Any disputes concerning non-clinical research studies shall be presented to the JCC and resolved pursuant to the provisions of the Original Agreement, including Section 3.1 of the Original Agreement.
     5.3 Phase IV Marketing Studies and Non-Clinical Research Studies SOPs. The Parties shall comply with the SOPs set forth in Annex 9 hereto relating to the management of Phase IV Marketing Support Studies and non-clinical research studies, which SOPs are hereby incorporated by reference herein.
Article 6 SALES FORCE STRUCTURE AND REIMBURSEMENT
     6.1 Takeda Sales Force. Takeda shall retain or employ a dedicated sales force of two hundred (200) persons (subject to customary and normal vacancies) whose primary sales activities shall be to target high-prescribing gastroenterologists and primary care physicians for the promotion of the Product. Takeda also agrees to utilize the five hundred (500)-person PSS sales force that is currently promoting the product Rozerem, or a sales force of comparable effort (“Takeda Supplemental Sales Force”), to promote the Product in the secondary position. If a Negative Event has occurred, the Parties shall negotiate the effects, if any, of the Negative Event on the obligations in this Section 6.1, taking into account all relevant market circumstances, including without limitation actual initial sales of the Product, sales potential, Product acceptance by healthcare professionals and availability of competing products. Any disagreements concerning the effect of the Negative Event shall be presented to the JCC and resolved pursuant to the provisions of the Original Agreement, including Section 3.1 of the Original Agreement. If a Negative Event occurs during the [**] immediately following the execution of this Supplemental Agreement, Takeda’s obligations with respect to the Takeda Supplemental Sales Force shall continue and shall not terminate at least until the expiration of the [**] period. Nothing in this Section 6.1 or any other provision of this Supplemental Agreement shall affect in any manner the Parties’ rights under Section 5.3(h) of the Original Agreement, and such rights are expressly preserved. Takeda shall bear the costs of the sales activities described in this Section 6.1.
     6.2 SPI Sales Force.
     (a) SPI shall employ a sales force of approximately thirty-eight (38) representatives (the “Supplemental Sales Force”) to supplement Takeda’s sales activities, which Supplemental Sales Force must be deployed exclusively to institutional customers (hospitals/Veterans Administration facilities/long-term care facilities), unless otherwise agreed by the Parties in writing. Should SPI use the Supplemental Sales Force for any products other than the Product, the Product must always be in the primary position, and no more than one additional product may be detailed. SPI, at its cost, shall be responsible for any customized promotional materials for use with institutional customers. Detailed plans, strategies and arrangements for the SPI sales activities shall be presented to the JCC for approval, and any disputes regarding such plans, strategies and arrangements shall be resolved pursuant to the provisions of the Original Agreement, including Section 3.1 of the Original Agreement.
     (b) In lieu of the payments set forth in Section 5.4 of the Original Agreement, Takeda shall pay SPI [**] Dollars [**] ($[**]) per representative per day (the “Reimbursement Amount”) for the sales activities set forth in Section 6.2(a) above. Reconciliation will be conducted on a monthly basis. Takeda’s reimbursement of SPI for such sales activities will be based on the number of representatives utilized by SPI each day and under no circumstances will such reimbursement exceed [**] Dollars ($[**]) per month, nor exceed [**] Dollars ($[**]) per twelve (12)-month period following the first date that SPI deploys sales representatives in the field. Takeda’s reimbursement of SPI for sales activities pursuant to Section 6.2(a) above, and pursuant to the Reimbursement Amount and limits set forth in this Section 6.2(b), shall continue for sixty (60) months following the first date that SPI deploys sales representatives in the field. Subject to the conditions specified in this Section 6.2, Takeda shall reimburse SPI on a monthly basis within [**] after receipt of invoices from SPI. Reimbursement will be calculated based on a representative’s actual working days in the field (i.e., excluding vacation, holidays, and days in training or meetings), which must be documented. For the avoidance of doubt, and by way of example, if SPI were to deploy only twenty-five (25) representatives in the field on a given day, reimbursement for that day would be $[**] (25 x $[**]); if SPI were to deploy a given representative in the field for only fifteen days in a particular month, reimbursement for that representative for the month would be $[**] (15 x $[**]).
     (c) SPI may increase the number of representatives beyond the thirty-eight (38) referred to in Section 6.2(a) above only if the JCC unanimously approves of such expansion. Should the JCC approve of such expansion, the additional sales representatives (“Additional Sales Force”) will be reimbursed at a rate of [**] Dollars ($[**]) per PDE pursuant to the Original Agreement, provided, however, that if the Additional Sales Force is deployed to institutional customers (as defined in Section 6.2(a), above), reimbursement will be at the rate of [**] Dollars [**] ($[**]) per actual working day in the field, as defined in Section 6.2(b) above. In no event may the total reimbursement for the Additional Sales Force exceed [**] Dollars ($[**]) per twelve (12)-month period.
     (d) Takeda will reimburse SPI for samples for institutional customers, but only to the extent that the cost of such samples together with the amount of reimbursement of SPI’s Supplemental Sales Force does not exceed [**] Dollars ($[**]) for the twelve (12)-month period following the first date that SPI deploys sales representatives in the field and for each successive twelve (12)-month period. At the conclusion of the twenty-four (24) month period following the first date that SPI deploys sales representatives in the field, the Parties may consider renegotiating the provisions in this Section 6.2(d) regarding the cost of samples for institutional customers. Reimbursement for samples for any SPI sales activities unrelated to institutional customers (to the extent such activities are approved by the JCC) will be governed by the Original Agreement.
     (e) Takeda’s total payments to SPI for SPI sales activities, including reimbursement for SPI’s Supplemental Sales Force and Additional Sales Force sales force for institutional and any other customers, and the cost of samples, shall not exceed [**] Dollars ($[**]) for the [**] period following the first date that SPI deploys sales representatives in the field and for each successive [**] period thereafter, throughout the term of the Original Agreement.
     (f) At the conclusion of sixty (60) months following the first date that SPI deploys sales representatives in the field, if the Parties, after negotiation, have failed to agree on an extension to the terms in Section 6.2(a) to (e) above, SPI’s co-promotion rights shall revert to the terms in the Original Agreement.
     (g) Notwithstanding any other provision in this Section 6.2, if a Negative Event has occurred, the Parties’ obligations under this Section 6.2 shall terminate [**] after execution of this Supplemental Agreement. During such [**] period, the Parties shall negotiate the effects, if any, of the Negative Event on the obligations in this Section 6.2, taking into account all relevant market circumstances, including without limitation actual initial sales of the Product, sales potential, Product acceptance by healthcare professionals and availability of competing products. Any disagreements concerning the effect of the Negative Event shall be presented to the JCC and resolved pursuant to the provisions of the Original Agreement, including Section 3.1 of the Original Agreement.
     6.3 Promotional Compliance. Each of SPI and Takeda may only use promotional and sales training and related materials that have been approved in accordance with Section 3.2(c) above. The Parties further agree that in promoting the Products they will comply with any laws and regulations applicable to the marketing, sale and promotion of pharmaceutical products (including without limitation the Prescription Drug Marketing Act, Federal Health Care Program Anti-Kickback Law (42 U.S.C. §1320a-7b) and the Health Insurance Portability and Accountability Act of 1996), the Code on Interactions with Healthcare Professionals promulgated by the Pharmaceutical Research and Manufacturers of America and the American Medical Association Guidelines on Gifts to Physicians, as any of the foregoing may be amended, and the terms of the Original Agreement and this Supplemental Agreement. No Party shall be required to undertake any obligation, or incur any cost or reimbursement obligation, in connection with any activity under this Supplemental Agreement that such Party believes, in good faith, may violate any applicable law, regulation code or guidance. Consistent with recent guidance in the pharmaceutical industry promulgated by the Office of Inspector General of the Health and Human Services Department on April 28, 2003, each Party agrees to maintain a compliance program with respect to its promotional and sales activities pursuant to this Supplemental Agreement containing all of the elements described in such guidance document.
Article 7 TERM
     7.1 Term. The term of this Supplemental Agreement shall be coextensive with the term of the Original Agreement and shall terminate automatically without further action by either Party upon the termination of the Original Agreement.
Article 8 MISCELLANEOUS
     8.1 Affiliates.
     (a) The Parties agree that Takeda, directly or through its sub-licensee Takeda Pharmaceuticals North America, Inc. (“TPNA”), may contract with Takeda Pharmaceuticals America, Inc. (“TPA”), Takeda Global Research and Development Center, Inc. (“TGRD Inc.”), Takeda Global Research and Development Centre, Ltd. (“TGRD Ltd.”), and, subject to the prior written approval of SPI, any other Affiliate of Takeda, for the performance of any of its obligations under, or the activities contemplated in, the Original Agreement or this Supplemental Agreement, including the Annexes hereto, or any activities related thereto, provided (1) that each such Affiliate (including TPA, TGRD Inc. and TGRD Ltd.) shall first consent in writing to comply with the provisions of the Original Agreement and this Supplemental Agreement, including the Annexes hereto, and including the confidentiality obligations and provisions of Section 11.3 of the Original Agreement; (2) that any such contracting by Takeda shall not relieve Takeda’s duty to perform, either directly or through Affiliates, the obligations and the activities contemplated in the Original Agreement and this Supplemental Agreement, including the Annexes hereto, and any activities related thereto; and (3) that each such Affiliate (including TPA, TGRD Inc. and TGRD Ltd.) shall comply with the provisions of Article 7.6 of the Original Agreement. SPI shall be entitled to a financial audit, to be conducted by an independent certified public accountant pursuant to Section 7.6 of the Original Agreement mutatis mutandis, of TPNA, TPA, TGRD Inc., TGRD Ltd., and any other Affiliate of Takeda with whom Takeda proposes to contract for the performance of any of its obligations under, or the activities contemplated in, the Original Agreement or this Supplemental Agreement, including the Annexes hereto, or any activities related thereto, which audit shall be limited in scope to (a) establishing the good standing of Takeda’s Affiliates and (b) establishing and understanding the entity structure and revenue flow among Takeda and its Affiliates as such structure and revenue flow pertains to the computation of Net Sales Revenue. The financial audit authorized by this Section 8.1 shall be in addition to any audit authorized by Section 7.6 of the Original Agreement.
     (b) Takeda represents and warrants (1) that each of TPNA, TPA, TGRD Inc. and TGRD Ltd. is a direct or indirect wholly-owned subsidiary of Takeda; (2) that Takeda shall ensure that each of the Affiliates with whom it contracts, including, but not limited to, TPNA, TPA, TGRD Inc. and TGRD Ltd., shall be informed of, agree to comply with, and will comply with the provisions of the Original Agreement and this Supplemental Agreement, including the Annexes hereto, and including the confidentiality obligations and provisions of Section 11.3 of the Original Agreement; and (3) that each of the Affiliates with whom it contracts, including, but not limited to, TPNA, TPA, TGRD Inc. and TGRD Ltd., is a corporation duly organized, validly existing and is in good standing under the laws of the jurisdiction of its incorporation and is qualified to do business in each jurisdiction in which the conduct of its business or the ownership of its properties requires such qualification and in which failure to have such would prevent it from performing its obligations, or the activities contemplated in, the Original Agreement or this Supplemental Agreement, including the Annexes hereto, or any activities related thereto.
     8.2 Entire Agreement. This Supplemental Agreement, including the Annexes attached hereto and incorporated as an integral part of this Supplemental Agreement, and the Settlement Agreement, constitute the entire agreement of the Parties solely with respect to the specific undertakings contained in the Supplemental Agreement, including the Annexes, and the Settlement Agreement, and supersede all previous agreements by and between the Parties as well as all proposals, oral or written, and all prior or contemporaneous negotiations, conversations or discussions between the Parties with respect to the specific undertakings contained in the Supplemental Agreement, including the Annexes, and the Settlement Agreement.
     8.3 Limited in Scope. This Supplemental Agreement is limited as specified and shall not constitute modification, acceptance or waiver of any provision of the Original Agreement except as explicitly and specifically stated herein. Any aspect of Commercialization not specifically set forth in this Supplemental Agreement shall continue to be governed by the JCC as specified in the Original Agreement, including resolution of disputes pursuant to Section 3.1 of the Original Agreement. To the extent there are inconsistencies between the specific undertakings contained in this Supplemental Agreement and the terms of the Original Agreement, the specific undertakings contained in this Supplemental Agreement shall govern. The Original Agreement shall continue in full force and effect, except to the extent modified by specific undertakings agreed to herein. For the avoidance of doubt, all terms in the Original Agreement relating to a Negative Event remain in full force and effect and are not modified by this Supplemental Agreement.
     8.4 Assignment. Except as provided in Section 8.1, neither Party shall have the right to assign or otherwise transfer its rights and obligations under this Supplemental Agreement except with the prior written consent of the other Party. This Supplemental Agreement shall inure to the benefit of the Parties hereto and any permitted assignees. Any prohibited assignment shall be null and void.
     8.5 Notices; Language. Except as may be otherwise provided in this Supplemental Agreement, any notice, demand or request given, made or required to be made shall be in writing and shall be effective, unless otherwise provided herein, when received after delivery by (a)

registered air mail, postage prepaid; (b) facsimile with electronic confirmation of receipt; or (c) a reputable international courier such as Federal Express or DHL at the addresses set forth below or to any other address that a Party specifies in writing. All reports, notices and communications required or permitted hereunder shall be in the English language.

If to Takeda:	Takeda Pharmaceutical Company Limited
1-1, Doshomachi 4-chome
Chuo-ku, Osaka 540-8645 Japan

Facsimile: 81-6-6204-2328
Attention: General Manager, Licensing Department

and

Takeda Pharmaceuticals North America, Inc.
475 Half Day Road
Lincolnshire, Illinois 60069
Facsimile: 847-383-3481
Attention: General Counsel

If to SPI:	Sucampo Pharmaceuticals, Inc.
4733 Bethesda Avenue, Suite 450
Bethesda, Maryland 20814
United States

Facsimile: 301-961-3440
Attention: Chief Executive Officer
     8.6 Governing Law. This Supplemental Agreement shall be governed by, and interpreted and construed in accordance with, the law of the State of New York, USA, excluding its choice of law rules and the U.N. Convention on the International Sale of Goods.
     8.7 Amendment. This Supplemental Agreement may not be modified or amended, in whole or in part, except by written agreement signed by both Parties.
     8.8 Severability. If one or more of the provisions of this Supplemental Agreement is subsequently declared invalid or unenforceable, this Supplemental Agreement shall be treated as though that provision were not in this Supplemental Agreement, and this shall not affect the validity or enforceability of the remaining provisions of this Supplemental Agreement (unless those provisions that are invalidated or unenforceable are clearly material and inseparable from the other provisions). The Supplemental Agreement as modified shall be applied and construed to reflect substantially the good faith intent of the Parties and to achieve the economic effects originally intended by the terms hereof.
     8.9 Counterparts. This Supplemental Agreement shall be executed in two or more counterparts, and each such counterpart shall be deemed an original hereof.

     8.10 Waiver. No failure by either Party to take any action or assert any right hereunder shall be deemed to be a waiver of such right in the event of the continuation or repetition of the circumstances giving rise to such right.
     8.11 No Limitation of Damages. No payments or agreements to pay under this Supplemental Agreement shall in any way preclude or limit the rights of either Party to seek the full recovery of its damages, or to seek equitable relief, for breach of this Supplemental Agreement or the Original Agreement by the other Party, except to the extent that the claim under which the Party seeks damages or equitable relief has been specifically released pursuant to the Settlement Agreement.
     8.12 Right of Audit Relating to Invoices. If there are disputes concerning amounts invoiced by SPI to Takeda, Takeda shall have the right to audit and inspect any and all SPI documentation specifically pertinent to and necessary for the auditing of such invoiced amounts, including, but not limited to, documentation relating to services provided by third parties. Takeda shall bear costs relating to such audit. For the avoidance of doubt, nothing in this Section 8.12 shall limit the scope or frequency of Takeda’s right to audit or otherwise inspect records of SPI or Sentrx relating to safety monitoring pursuant to Annex 5 hereto.
*   *   *
     IN WITNESS WHEREOF, the Parties have caused this Supplemental Agreement to be executed as of the date first above written.

Takeda Pharmaceutical Company Limited		Sucampo Pharmaceuticals, Inc.

By	/s/ Yasuchika Hasegawa	By	/s/ Sachiko Kuno

Name: Yasuchika Hasegawa		Name: Sachiko Kuno, PhD
Title: President and Chief Operating Officer		Title: President and Chief Executive Officer

ANNEX 1: IP and Confidential Information Disclosure SOPs
TITLE: Standard Operating Procedure (“SOP”) regarding Disclosure and Handling of Confidential Information (including Proprietary Product Information) between Sucampo Pharmaceuticals, Inc. (“SPI”), Takeda Pharmaceuticals Company Limited (“TPC”) and its Affiliates, including Takeda Pharmaceuticals North America, Inc. (“TPNA”) (TPC and its Affiliates, collectively “Takeda”)
Effective Date: January 31, 2006
Supersedes: N/A
VERSION: 1
PURPOSE: To establish the procedures between SPI and Takeda for the handling and disclosure to third parties of Confidential Information (including Proprietary Product Information) under the Collaboration and License Agreement between SPI and Takeda dated October 29, 2004 (“Collaboration and License Agreement”). Nothing contained in this SOP shall be deemed to modify or amend any provision of the Collaboration and License Agreement or the Agreement among SPI, Takeda and SAG dated October 29, 2004.
RESPONSIBILITIES: Each company is responsible for ensuring that its own employees who have access to Confidential Information, and the employees of its Affiliates who have access to Confidential Information, read, understand and comply with this SOP.
PROCEDURES
Prior to entering into an agreement with third parties pursuant to which Confidential Information of the other Party will be disclosed to such third parties (which disclosure shall be subject to Article 11 of the Collaboration and License Agreement), Takeda or SPI, as applicable, shall notify the other Party regarding the purpose of such agreement and the nature of the Confidential Information to be disclosed. Such third parties shall include but are not limited to vendors, consultants, Key Opinion leaders (KOLs) and medical writers. Such third parties shall not include Affiliates of a Party that are engaged in activities related to satisfying such Party’s obligations under the Collaboration and License Agreement, subject to, in the case where such entity does not meet the definition of “Affiliate” in the Collaboration and License Agreement, the existence (and disclosure to the other Party) of an agreement between the Party and Affiliate containing appropriate confidentiality obligations. In the case where an Affiliate of a Party shall perform any obligations of such Party under the Collaboration and License Agreement, such Affiliate shall first consent in writing to comply with the SOP described herein prior to the performance of such obligations.
Within 5 business days of receipt of such information regarding such third party, Takeda or SPI, as applicable, shall notify the other Party in writing of any concerns or questions relating to the proposed disclosure of Confidential Information to such third party and the reasons for such concerns or questions.
If, within such 5-day period, Takeda or SPI, as applicable, does not notify the other Party of any concerns or questions relating to the proposed disclosure of Confidential Information to such third party, then Takeda or SPI, as applicable, will be free to disclose to such Third Party the Confidential Information under the terms of standard confidentiality provisions.
If, within such 5-day period, Takeda or SPI, as applicable, notifies the other Party of its concerns or questions relating to the proposed disclosure of Confidential Information to such third party, then the Parties shall promptly discuss such concerns or questions and seek a reasonable solution. If the Parties are unable to agree on a solution within 3 business days of such discussion, then the matter shall be discussed and negotiated in good faith by the CEO of TPNA and the CEO of SPI. If the CEOs after one business day remain unable to resolve the dispute, then the matter shall be resolved by a neutral arbitrator from a JAMS panel selected by the Parties, or by JAMS if the Parties are unable to agree on the selection. The Parties shall brief the arbitrator on the background of the relevant agreements in advance, and the arbitrator shall decide any such disputes, which decision shall be final and binding, within 3 business days following a failure of the CEOs to reach an agreement. For purposes of this paragraph 4, the issues to be decided in any dispute over a proposed disclosure are (1) whether the scope of the Confidential Information to be disclosed exceeds what is necessary for the performance of the vendor’s duties and (2) whether the need to disclose the Confidential Information is outweighed by the need to protect Intellectual property rights; in no event may an objection to disclosure be based on general dissatisfaction with the vendor’s services.

It shall be further noted that under no circumstance shall Takeda disclose the entire New Drug Application (NDA) to any third party without SPI’s prior written consent.
In cases where the same Confidential Information is to be disclosed to multiple third parties performing substantially the same activity, the procedures outlined above shall be followed and completed with respect to each such third party Following the completion of such procedures, Takeda or SPI, as applicable, shall provide prior notification to the other Party of each third party to whom the same Confidential Information is to be disclosed in connection with the performance of substantially the same activity, and Takeda or SPI, as applicable, shall be free to disclose to such Third Party the Confidential Information under the terms of standard confidentiality provisions.

DEFINITIONS
     Confidential Information: Confidential Information shall have the same meaning as set forth in Article 1 of the Collaboration and License Agreement, subject to the provisions of Article 11 of the Collaboration and License Agreement.
     Proprietary Product Information: Proprietary Product Information shall have the same meaning as set forth in Article 1 of the Collaboration and License Agreement. For the avoidance of doubt, Proprietary Product Information includes, with respect to a Product, New Drug Application (NDA). Investigational Drug Application (IND), Drug Master File (DMF), Investigator Brochure (IB) and any Product information contained in SPI pending, non-published patent applications.
     Other: Any capitalized terms not defined in this SOP shall have the same meaning as set forth in Article 1 of the Collaboration and License Agreement.

ANNEX 2: Publication SOPs
TITLE: Standard Operating Procedure (“SOP”) regarding publications, abstract and manuscript development between Sucampo Pharmaceuticals, Inc. (“SPI”), Takeda Pharmaceutical Company Limited (“TPC”) and TPC’s Affiliates, including Takeda Pharmaceuticals North America, Inc. (“TPNA”) (TPC and its Affiliates, collectively “Takeda”)
Effective Date: January 31, 2006
Supersedes: N/A
VERSION: 1

PURPOSE: To establish the procedures between SPI and Takeda regarding the development of publications, abstracts and manuscripts and maintaining the confidentiality of Confidential Information (including Proprietary Product Information) under the Collaboration and License Agreement between SPI and Takeda dated October 29, 2004 (“Collaboration and License Agreement”). Nothing contained in this SOP shall be deemed to modify or amend any provision of the Collaboration and License Agreement or the Agreement among SPI, Takeda and SAG dated October 29, 2004.
RESPONSIBILITIES: Each company is responsible for ensuring that its own employees who have access to Confidential Information, and the employees of its Affiliates who have access to Confidential Information, read, understand and comply with this SOP.
PROCEDURES:
SPI and Takeda, as applicable, will prepare and/or oversee draft publications, abstracts and manuscripts in collaboration with consultants, Key Opinion Leaders (KOLs) and vendors in accordance with the requirements of the Commercialization Plan, subject to Section 3.2 of the Supplemental Agreement between SPI and Takeda dated January 31,2006 (“Supplemental Agreement”).
Takeda will submit drafts it prepares and/or oversees to SPI for IP review prior to circulation to any third party other than an outside author or such vendor as may be assisting Takeda in the preparation of the draft. Such review will be completed within 5 business days after receipt of such drafts. In addition, SPI will review drafts it prepares and/or oversees for IP review prior to circulation to any third party other than an outside author.
The Party that prepared the initial draft (the “Drafting Party”) will then submit such drafts to the other Party for content review, which review shall be completed within 7 business days after receipt of such drafts.
The Drafting Party will discuss the comments of the other Party with the other Party and shall incorporate the comments from the other Party, as appropriate, into a revised draft. The revised draft shall then be submitted to any outside author(s) for content review. Such outside author(s) shall provide comments within 7 business days.

The Drafting Party shall incorporate the comments from the outside author(s), as appropriate, into a final draft. The Drafting Party will then circulate the final draft to the other Party for review, which review will be completed within 5 business days of receipt of such final draft.
With respect to final drafts prepared by SPI, Takeda shall approve the final draft in writing unless Takeda reasonably determines that the final draft, if published, would be significantly detrimental to the commercialization strategies and messages approved by the JCC. With respect to final drafts prepared by Takeda, SPI shall approve the final draft unless SPI’s Chief Scientific Officer reasonably determines that approval should be withheld on scientific grounds in light of generally accepted medical and/or scientific publication practices.
In the event approval is withheld, the Party declining approval shall provide comments and suggested modifications to the Drafting Party, and shall discuss the reasons for withholding approval and the suggested modifications and comments with the Drafting Party. The Drafting Party may then submit a revised final draft for review and approval in accordance with step 5.
No Party shall submit draft publications, abstracts or manuscripts for publication without the other Party’s approval. In the case of drafts prepared by Takeda, the approval must be in writing from SPI’s Chief Scientific Officer or his designee (provided such designation is made in writing by SPI’s Chief Scientific Officer). For the avoidance of doubt, no information in a publication, abstract or manuscript that has received such final written approval and has been published (i.e., in the public domain) shall be considered to contain Confidential Information.
The Drafting Party will submit approved publications, abstracts and manuscripts to relevant congresses and journals in accordance with the requirements of the Commercialization Plan, subject to Section 3.2 of the Supplemental Agreement.
Investigator initiated trials (IITs) will receive only study drug and/or funding and will not receive any Confidential Information (including Proprietary Product Information). Therefore, such publications will not be subject to the procedures outlined in this SOP; provided, however, a party’s contract for an IIT shall contain provisions providing for prior review of proposed publications to identify and protect any Confidential Information and/or intellectual property of a party.
In the event that an Affiliate of a Party shall perform any obligations of such Party under the Collaboration and License Agreement relating to the subject matter described herein, such

Affiliate shall first consent in writing to comply with the SOP described herein prior to the performance of such obligations.
DEFINITIONS
     Confidential Information: Confidential Information shall have the same meaning as set forth in Article I of the Collaboration and License Agreement, subject to the provisions of Article 11 of the Collaboration and License Agreement.
     Proprietary Product Information: Proprietary Product Information shall have the same meaning as set forth in Article 1 of the Collaboration and License Agreement. For the avoidance of doubt, Proprietary Product Information includes, with respect to a Product, New Drug Application (NDA), Investigational Drug Application (IND), Drug Master File (DMF), Investigator Brochure (IB) and any Product information contained in SPI pending, non-published patent applications.
     Other: Any capitalized terms not defined in this SOP shall have the same meaning as set forth in Article 1 of the Collaboration and License Agreement.

ANNEX 3: RACI Chart

DRAFT for DISCUSSION ONLY
Amitiza RACI

Purpose of this Document
•	Identify roles and responsibilities of Sucampo (SPI) and Takeda (TPNA) for Amitiza marketing activities
•	Define efficient and effective strategies and processes that maximize Amitiza’s market potential
•	Leverage knowledge and experience of Sucampo and Takeda
•	Consider resource constraints of each company
•	Consider efficiency of the implementation

Activity and RACIS Defined
•	For all activities, responsibilities are described based on the RACIS framework:
•	(R)esponsible: Party carrying out the activities, the “do-er”

•	(A)ccountable: Party deciding on the activities, with final decision making authority

•	(C)onsulted: Party consulted with and verifies concepts

•	(I)nformed: Party informed about the results of the activity
•	A company can have multiple responsibilities

Activity	SPI	TPNA
Sample Activity	A/R	C

Activity Description
•	Each activity is defined by its Strategy and Execution.
•	Roles and responsibilities are assigned for each

•	Activities as	•	Joint decision making	•	Activities described
	described		as outlined before

Activities Included (1 of 3)
•	Message Development
•	KOL Identification
•	National Ad Boards to Support Commercial Activities
•	Regional Ad Boards to Support Commercial Activities
•	Speaker Bureau (for Peer-to-Peer Promotion)
•	Clinical Publications (during first 12 months post PDUFA*)
•	Non-Clinical Publications
•	Disease State / QoL Publications
•	Exploratory Studies*
•	FDA Required Studies*
•	Post Marketing Studies*
•	Medical Conventions and Association Meetings

Activities Included (2 of 3)
•	Association Support
•	RSM Management
•	RSM Hiring & Staffing
•	RSM Training
•	Medical Information: Unsolicited Requests and Patient Inquiries
•	Medical Information: Product Complaints
•	Medical Information — Pharmacovigilance
•	CME
•	Educational Grants
•	IIT — Support of Life Cycle Management
•	IIT — Exploratory / Outside of LCM
•	Health Outcomes / Quality of Life Research

Activities Included (3 of 3)
•	Label Negotiations
•	Med / Reg / Legal Review
•	DDMAC Review and Submissions

Message Development

Activity	SPI	TPNA
Strategy Definition
Market Research	C	A/R
Message Development	C	A/R
Execution
Message Testing and Fine-Tuning	C	A/R
Marketing Material Creation	C	A/R
ROI Assessment for Market Material	C	A/R

KOL Identification

Activity	SPI	TPNA
Strategy Definition
Develop KOL plan	C	A/R
Execution
Develop KOL database	C	A/R
Establish selection criterion for national, regional and local KOLs	C	A/R
Conduct search to identify national and regional influencers	C	A/R
Develop key messages for contacts	C	A/R
Update KOL plan & database	C	A/R
Develop and manage KOL website	C	A/R
Management of official communication to National KOLs regarding commercial activities	C	A/R
Management of official communication to Regional & Local KOLs regarding commercial activities	C	A/R

National Ad Boards to Support Commercial Activities

Activity	SPI	TPNA

Strategy Definition
Develop Ad board plan including timing, messages, and attendants	C	A/R
Define roles and responsibilities for contacting ad board members	C	A/R
Execution
Development of scientific content for meetings	R	A/R
Manage Ad board logistics including meeting space, timing and vendor selection	C	A/R
KOL logistics including invitations, consulting agreements and travel	C	A/R
Content preparation including objectives, agenda and slide development	C	A/R
Execution of ad board including identification and management of vendors	C	A/R
Follow up with faculty members and other participants	C	A/R

Regional Ad Boards to Support Commercial Activities

Activity	SPI	TPNA

Strategy Definition
Develop Ad board plan including timing, messages, and attendants	C	A/R
Define roles and responsibilities for contacting ad board members	C	A/R
Execution
Manage Ad board logistics including meeting space, timing and vendor selection	C	A/R
KOL logistics including invitations, consulting agreements and travel	I	A/R
Content preparation including objectives, agenda and slide development	I	A/R
Execution of ad board including identification and management of vendors	C	A/R
Follow up with faculty members and other participants	I	A/R

Speaker Bureau (for Peer-to-Peer Promotion)

Activity	SPI	TPNA

Strategy Definition
Identification and recruitment of potential speakers	C	A/R
Execution
Speaker slide development	C	A/R
Conduct speaker training, including content development, meeting logistics and ancillary events	I	A/R
Determine the frequency, reach and scope of speaker programs	I	A/R
Manage speaker bureau logistics	I	A/R
Rep speaker recruitment logistics including nomination forms	I	A/R
Develop speaker portal to manage interactions with KOLs	I	A/R

Clinical Publications (during first 12 months post PDUFA*)

Activity	SPI	TPNA

Strategy Definition
Develop commercial publication plan	R	A
Execution**
Determine commercial messages	C	A/R
Determine scientific content	A/R	C
Identify authors	A/R	C
Draft outline and publication	A/R	C
Publication review	A/R	R
Submit publication	A/R	C
Management & administration of publication vendor	A/R	R

*	PDUFA date is [**]

**	Roles and responsibilities for execution of non clinical publications are subject to Annex 2 in Supplemental Agreement

Non-Clinical Publications (during first 12 months post PDUFA*)

Activity	SPI	TPNA

Strategy Definition
Develop commercial publication plan	R	A
Execution**
Determine commercial messages	C	A/R
Determine scientific data	A/R	C
Identify authors	A/R	C
Draft outline and publication	A/R	C
Publication review	A/R	R
Submit publication	A/R	C
Management & administration of publication vendor	A/R	R

*	PDUFA date is [**]

**	Roles and responsibilities for execution of non clinical publications are subject to Annex 2 in Supplemental Agreement

Disease State / QoL Publications

Activity	SPI	TPNA

Strategy Definition
Develop commercial publication plan	C	A/R
Execution*
Determine messages	C	A/R
Solicit studies (if necessary)	I	A/R
Identify authors	I	A/R
Draft outline and publication	I	A/R
Publication review	C	A/R
Submit publication	I	A/R
Management & administration of publication vendor	C	A/R

*	Roles and responsibilities for execution of non clinical publications are subject to Annex 2 in Supplemental Agreement

Exploratory Studies*

Activity	SPI	TPNA

Strategy Definition
Develop plan for exploratory studies	C	A/R
Prepare plan	A/R	R
Execution
Develop protocols and study designs	A/R	C
Develop and initiate studies	A/R	C
Manage studies	A/R	C
Analyze study results	A/R	C
Publish study results	R	A

*	Studies include those that explore a new indication or formulation other than those identified in the contract. These include, but are not limited to, preclinical to studies and proof of concept studies.

FDA Required Studies*

Activity	SPI	TPNA

Strategy Definitions
Develop study plans	C	A/R
NPV and market assessment	C	A/R
Prepare plan	C	A/R
Execution
Develop protocols and study designs	A/R	C
Develop and initiate studies	A/R	C
Manage studies	A/R	C
Analyze study results	A/R	C
Publish study results	A/R	C

*	Studies include all those required by the FDA to support approval and marketability of Amitiza. These include, but are not limited to, drug interaction studies, renal and hepatic studies.

Post Marketing Studies*

TPNA
Activity	SPI	TPNA

Strategy Definition
Develop post-marketing study plan	C	A/R
NPV and market assessment	C	A/R
Prepare plan	C	A/R
Execution
Develop protocols and study designs	Responsibilities will be in accordance with the SOPs developed for Phase IV Marketing Support Studies and Publications
Develop and initiate study
Manage studies
Analyze study results
Publish study results

*	Studies include all those deemed necessary to support the commercial success of Amitiza. These include, but are not limited to, long term efficacy studies, QD dosing studies, and studies to bolster elderly claim.

Medical Conventions and Association Meetings

Activity	SPI	TPNA

Strategy Definitions
Determine convention plan	C	A/R
Execution
Determine key messages	C	A/R
Develop exhibit material, publications and presentations, including PR	C	A/R
Plan and execute convention logistics	I	A/R
Staff medical booths	C	A/R
Conventions follow-up	C	A/R

Association Support

Activity	SPI	TPNA

Strategy Definition
Determine appropriate associations and level of support	C	A/R
Execution
Manage relationships	C	A/R
Manage grant and funding requests from associations	I	A/R

RSM Management

Activity	SPI	TPNA

Strategy Definition
Alignment of commercial messages and RSM activities	C	A/R
Execution
Ongoing RSM management and administration	I	A/R
Assignment of territory deployment	I	A/R

RSM Hiring & Staffing

Activity	SPI	TPNA

Strategy Definition
RSM resource development (group size, territories, etc.)	C	A/R
RSM hiring	I	A/R
Execution
RSM slide set development	C	A/R
Thought leader development	C	A/R
Support internal education	I	A/R
Support grants and CME	I	A/R
Support IIT	C	A/R
Support medical meetings	C	A/R
Support managed markets activities	I	A/R
Support speaking training	C	A/R
Support sales training	I	A/R

RSM Training

Activity	SPI	TPNA

Strategy Definition
RSM training definition	C	A/R
Execution
RSM training	C	A/R

Medical Information: Unsolicited Requests and Patient Inquiries

Activity	SPI	TPNA

Strategy Definition
Call center structuring and contracting	I	A/R
Infrastructure development (staffing, CRM, content management)	I	A/R
Execution
Define FAQs and standard response letters	C	A/R
Patient inquiries scripts	C	A/R
Managed Markets support & AMCP dossier preparation	I	A/R
Medical Information operations / contractor management	I	A/R
Infrastructure maintenance	I	A/R
Custom responses	C	A/R
Suspected Adverse Events data collection	I	A/R
PIR analysis and report out	I	A/R

Medical Information: Product Complaints

Activity	SPI	TPNA

Strategy Definition
Process and infrastructure development	A/R	C
Execution
Call handling procedures	C	A/R
Contractor management	A/R	C
Product Complaints follow up	A/R	C
Intercompany product complaint / activity reporting/QA	A/R	C

Medical Information – Pharmacovigilance

Activity	SPI	TPNA

Strategy Definition
Process and SOP definition	A/R	C
Execution
Call handling procedures	C	A/R
Adverse Event follow up and adjudication	A/R	C
AE database and reporting	A/R	C
FDA response and interface	A/R	C
Intercompany pharmacovigilance reporting	A/R	C

CME

Activity	SPI	TPNA

Strategy Definition
Develop educational strategy	C	A/R
Evaluate new / innovative opportunities	C	A/R
Execution
Identify, select and manage CME vendor	C	A/R
Gap analysis	C	A/R
Request and evaluate proposals from providers	C	A/R
Manage interactions with providers and monitor compliance	I	A/R
Manage delivery process and budget compliance	I	A/R
Evaluate summary and outcomes	C	A/R

Educational Grants

Activity	SPI	TPNA

Strategy Definition
Develop educational strategy	C	A/R
Execution
Ensure that educational strategy is aligned with KOL strategy	C	A/R
Gap analysis	I	A/R
Evaluate grant proposals	I	A/R
Manage delivery process and budget compliance	I	A/R
Evaluate summary and outcomes	I	A/R

IIT – Support of Life Cycle Management

Activity	SPI	TPNA

Strategy Definition
Define IIT process	C	A/R
Define IIT strategy	C	A/R
Ensure IIT strategy is aligned with LCM strategy	C	A/R
Execution
Gap analysis	C	A/R
Review and decide on proposals*	C	A/R
Manage and monitor approved studies	C	A/R
Review study results and publications	C	A/R
Ensure drug supply is delivered to participating sites	A/R	C

*	SPI a role on the IIT committee will be similar to that of TPNA commercial representative and medical director

IIT – Exploratory / Outside of LCM

Activity	SPI	TPNA

Strategy Definition
Define IIT process	A/R	R
Define IIT strategy	A/R	R
Execution
Gap analysis	A/R	C
Review and evaluate proposals	A/R	C
Manage and monitor approved studies	A/R	I
Review study results and publications	A/R	I

Health Outcomes / Quality of Life Research

Activity	SPI	TPNA

Strategy Definition
Identify outcomes research needs	C	A/R
Outcomes publication plan	C	A/R
Execution
Solicit study investigators (if necessary)	C	A/R
Data mining	C	A/R
AMCP dossier (with budget impact model) preparation	I	A/R
Patient reported outcomes instrumentation (HRQoL)	I	A/R
Patient registry	I	A/R
Cost-effectiveness Pharmacoeconomic model	I	A/R
Burden of illness analysis	I	A/R

Label Negotiations

Activity	SPI	TPNA

Strategy Definition
Label defense preparation	A/R	C
Execution
Label defense training	A/R	C
Label negotiations	A/R	C
Contingency planning for label	A/R	C
Risk management program development	A/R	C
Development of risk management program (if required)	??	??

Med / Reg / Legal Review

Activity	SPI	TPNA

Strategy Definition
Process definition
Prioritization guidelines definition
Document planning / inventory
Define PI requirements
Execution
Manage review priorities and calendar
Execute review process
Proofread promotional material (accuracy, grammar, consistency, references)
Med / Reg / Legal review of promotional material (content, risk analysis, next steps or approval)
Track PI versions, create promotional PI and brief summaries
Track projects and releases
NOTE: SOPs being developed to identify roles and responsibilities for each of these activities

DDMAC Review and Submissions

Activity	SPI	TPNA

Strategy Definition
Define DDMAC process
Define DDMAC requirements
Execution
Interface with internal clients (Sales / Marketing / etc.)
Interface with external clients (DDMAC)**
NOTE: SOPs being developed to identify roles and responsibilities for each of these activities

ANNEX 4: Med/Reg/Legal Review SOPs
TITLE: Standard Operating Procedure (“SOP”) regarding review and approval of promotional, sales training or other related materials between Sucampo Pharmaceuticals, Inc. (“SPI”), Takeda Pharmaceutical Company Limited (“TPC”) and TPC’s Affiliates, including Takeda Pharmaceuticals North America, Inc. (“TPNA”) (TPC and its Affiliates, collectively “Takeda”)
Effective Date: January 31, 2006
Supersedes: N/A
VERSION: 1
PURPOSE: To establish the procedures between SPI and Takeda regarding the review and approval of promotional, sales training or other related materials to be utilized in the commercialization of Lubiprostone (“Promotional Piece”) under the Collaboration and License Agreement between SPI and Takeda dated October 29, 2004 (“Collaboration and License Agreement”). Nothing contained in this SOP shall be deemed to modify or amend any provision of the Collaboration and License Agreement or the Agreement among SPI, Takeda and SAG dated October 29, 2004.
RESPONSIBILITIES: Each company is responsible for ensuring that its own employees who are involved in the review and approval of Promotional Pieces, and the employees of its Affiliates who are involved in the review and approval of Promotional Pieces, have read, understood and comply with this SOP. Takeda will be responsible for the preparation, review and approval of any Promotional Piece.
PROCEDURES:
Takeda and SPI will comply with all applicable laws, rules and regulations relating to the promotion of pharmaceutical products.
Takeda will prepare (or oversee the preparation by its vendors of) each Promotional Piece and submit each such Promotional Piece to Takeda’s Med/Reg/Legal Review Committee for approval.
Following initial review by Takeda’s Med/Reg/Legal Review Committee, Takeda will submit (or cause its vendors to submit) to SPI for SPI’s Med/Reg/Legal review and comment Promotional Pieces that include any major new messages, claims or campaigns not already reviewed by SPI and approved by Takeda’s Med/Reg/Legal Review Committee. Takeda also will provide a summary of the outcome of such initial review, noting any changes and the rationale for such changes. Promotional Pieces will be sent to SPI’s contact person identified in item 8 below by email, facsimile or mail, as appropriate. For the avoidance of doubt, once a major, new Promotional Piece has been approved by Takeda’s Med/Reg/Legal Review in accordance with this SOP, any supplemental Promotional Pieces repeating the same already approved message, claim or campaign will not require further SPI Med/Reg/Legal review.
Within four (4) business days after receipt of such Promotional Piece, SPI will provide Takeda with SPI’s comments and related rationale or notify Takeda that SPI has no comments. If SPI does not contact Takeda and/or provide SPI’s comments and related rationale within such 4-day period, then SPI shall be deemed to have accepted the Promotional Piece. SPI shall provide its comments and related rationale orally to the contact person identified in item 8 below.
Takeda’s contact person shall communicate SPI’s comments and related rationale to the other members of Takeda’s Med/Reg/Legal Review Committee. To the extent Takeda’s Med/Reg/Legal Review Committee disagrees with any of SPI’s comments, Takeda’s representatives from its Med/Reg/Legal Review Committee shall discuss such comment(s) with his/her counterpart on SPI’s Med/Reg/Legal Review Committee.
Takeda, in good faith, will take into consideration any SPI comments and related rationale during Takeda’s final Med/Reg/Legal review for such Promotional Piece; provided, however, Takeda shall have final approval authority for all Promotional Pieces to be used by either Takeda or SPI. In any event, Takeda will provide a summary of the outcome of such final review noting any changes and the rationale for such changes.
Takeda will provide SPI with the final version of each Promotional Piece once the Med/Reg/Legal review is completed.
The primary contacts for communications under this SOP shall be:

For Takeda:	For SPI:	Robert Cormack
to be determined no later than		Regulatory Manager
February 15, 2006		r.cormack@sucampo.com
Tel (301) 961-3400 x163
Fax (301) 961-3440
Either Takeda or SPI may change its contact person at any time upon written notice to the other.

Takeda will be responsible for all communications with DDMAC, pre-clearance submissions with DDMAC and preparing and filing FDA form 2253 with DDMAC for each Promotional Piece. Prior to the filing of the first of such FDA forms 2253, SPI shall provide written notification to the FDA authorizing Takeda as SPI’s designee for interactions relating to Promotional Pieces. Takeda will send to SPI via e-mail a scanned signed copy of FDA Form 2253 at time of submission to DDMAC.
Any dispute relating to this SOP shall be referred to the JCC for discussion and resolution. If the JCC is unable to agree on a solution, then the matter shall be handled under the dispute resolution provisions of the Collaboration and License Agreement, including Section 3.1.
DEFINITIONS
     Any capitalized terms not defined in this SOP shall have the same meaning as set forth in Article 1 of the Collaboration and License Agreement.

ANNEX 5: Press Releases
TITLE: Standard Operating Procedure (“SOP”) regarding development and approval of Press Materials and Media Relations Activities (both as defined below) development between Sucampo Pharmaceuticals, Inc. (“SPI”), Takeda Pharmaceutical Company Limited (“TPC”) and TPC’s Affiliates, including Takeda Pharmaceuticals North America, Inc. (“TPNA”) (TPC and its Affiliates collectively “Takeda”)
Effective Date: January 31, 2006
Supersedes: N/A
VERSION: 1
PURPOSE: To establish the procedures between SPI and Takeda regarding the development and approval of Press Materials (as defined below) and Media Relations Activities (as defined below) and maintenance of the confidentiality of Confidential Information (including Proprietary Product Information) under the Collaboration and License Agreement between SPI and Takeda dated October 29, 2004 (“Collaboration and License Agreement’). Nothing contained in this SOP shall be deemed to modify or amend any provision of the Collaboration and License Agreement or the Agreement among SPI, Takeda and Sucampo AG dated October 29, 2004.
RESPONSIBILITIES: Each company is responsible for ensuring that its own employees who are involved in developing Press Materials and participating in Media Relations Activities, and the employees of its Affiliates who are involved in developing Press Materials and participating in Media Relations Activities, read, understand and comply with this SOP.
PROCEDURES:
Any Press Materials and/or materials for Media Relations Activities prepared by either SPI or Takeda shall be submitted to the other party for review and comment prior to any public release thereof.
The party reviewing the Press Materials and/or materials for Media Relations Activities shall provide comments encompassing all relevant internal reviews on such materials as soon as reasonably practical but no later than 8 business days after receipt of such materials. In the event of an emergency, crisis, time-sensitive issue or time-sensitive media request that requires same day or immediate response, responsive materials will be developed, reviewed and approved by both parties via electronic mail within 2 hours.
In the case of review of such materials by SPI, SPI shall determine whether Sucampo AG IP review is necessary and, if so, shall also obtain and provide to Takeda comments from Sucampo AG within the applicable review period.

In the case of review of press releases by Takeda, Takeda shall obtain and provide to SPI comments from TPC within the applicable review period.
The party preparing the Press Materials and/or materials for Media Relations Activities shall consider in good faith any comments received by the reviewing party and, if necessary, discuss with the other party appropriate revisions to such materials taking into account relevant circumstances. If SPI provides comments relating to marketing or promotional issues, Takeda shall be required to submit such comments through the Med/Reg/Legal review process outlined in the SOP agreed by SPI and Takeda dated January 31, 2006 titled “Med/Reg/Legal Review Process” to the extent the issues relate to such SOP.
The party preparing the Press Materials and/or materials for Media Relations Activities shall provide the other party with a copy of the final version of such materials.
The primary contacts for communications under this SOP shall be:

For Takeda:	For SPI:

Jocelyn Gerst	Kei Tolliver
Manager, Product Public Relations	Director, Legal and BD
Tel: 847-383-3696	Tel: 301-961-3400
Cell: 847-769-6889	Fax: 301-961-3440
jgerst@tpna.com	k.tolliver@sucampo.com
     Either Takeda or SPI may change their respective contact person at any time upon written notice to the other.
All press releases shall identify both parties and shall include, for both parties, media contact information, quotes (where appropriate) and a company description. As an example, Sucampo and Takeda’s current company description are attached in Exhibit 1 hereto.
Press Materials shall be distributed as follows: press releases and media alerts will be distributed, at a minimum, via the paid newswires PR Newswire, EurekAlert, MarketWire and Newswise.
Each party shall be entitled to respond to any press inquiry based on approved Press Materials and/or approved materials for Media Relations Activities.
Any dispute relating to this SOP shall be referred to the JCC for discussion and resolution. If the JCC is unable to agree on a solution, then the matter shall be handled under the dispute resolution provisions of the Collaboration and License Agreement, including Section 3.1.
DEFINITIONS
     Confidential Information: Confidential Information shall have the same meaning as set forth in Article I of the Collaboration and License Agreement, subject to the provisions of Article 11 of the Collaboration and License Agreement.

     Media Relations Activities: Media Relations Activities shall mean media efforts in response to inquiries or proactive outreach, medical meeting data or publications support, and other communications programs that are developed in support of the Development or Commercialization of the Product. For the avoidance of doubt, Press Materials does not include publications, abstracts and manuscripts covered by other SOPs between SPI and Takeda.
     Press Materials: Press Materials shall mean information prepared for the purpose of communicating in support of the Development or Commercialization of the Product that is intended to be disclosed primarily to news media and investors, and may include press releases, media alerts, media standby statements, FAQs (frequently asked questions), background information and other supporting materials. For the avoidance of doubt, Press Materials does not include publications, abstracts and manuscripts covered by other SOPs between SPI and Takeda.
     Proprietary Product Information: Proprietary Product Information shall have the same meaning as set forth in Article 1 of the Collaboration and License Agreement. For the avoidance of doubt, Proprietary Product Information includes, with respect to a Product, New Drug Application (NDA), Investigational Drug Application (IND), Drug Master File (DMF), Investigator Brochure (IB) and any Product information contained in SPI pending, non-published patent applications.
     Other: Any capitalized terms not defined in this SOP shall have the same meaning as set forth in Article 1 of the Collaboration and License Agreement.

EXHIBIT 1
AMITIZA™ is developed by Sucampo Pharmaceuticals, Inc. and will be jointly marketed in the United States by Sucampo Pharmaceuticals, Inc. and Takeda Pharmaceuticals North America, Inc. and will be available to patients in Spring 2006.
Sucampo Pharmaceuticals, Inc.
Sucampo Pharmaceuticals, Inc. is a science-driven pharmaceutical company, based in Bethesda, Md., focusing on gastrointestinal and specialty diseases. Sucampo has concentrated on developing and commercializing drugs from its proprietary prostone technology platform, which was created by Ryuji Ueno, M.D., Ph.D., Ph.D., Co-Founder, Executive Chair and Chief Scientific Officer of the company. Prostones are a new class of functional fatty acid with a variety of physiological and pharmacological activities. The first commercial prostone product, RESCULA®, was launched in 1994 in Japan, and later approved in more than 40 other countries for the treatment of glaucoma. AMITIZA™ is Dr. Ueno’s second prostone product to be marketed in the United States, and the first selective chloride channel activator for therapeutic use. To learn more about the company and its products, visit www.sucampo.com.
In October 2004, Sucampo entered into an agreement with Takeda Pharmaceutical Company Limited (Osaka, Japan) to jointly market AMITIZA™ in the United States and Canada. Takeda Pharmaceuticals America, Inc. and Takeda Pharmaceuticals North America, Inc. are US subsidiary companies of Takeda. To learn more about Takeda, visit www.takeda.co.ip and www.tpna.com
Takeda Pharmaceuticals North America, Inc.
Based in Lincolnshire, Ill., Takeda Pharmaceuticals North America, Inc. is a wholly owned subsidiary of Takeda Pharmaceutical Company Limited, the largest pharmaceutical company in Japan. In the United States, Takeda currently markets oral diabetes, insomnia, cholesterol lowering and gastroenterology treatments, and through the Takeda Global Research & Development Center, Inc. the company has a robust pipeline with compounds in development for diabetes, cardiovascular disease and other conditions. Takeda is committed to striving toward better health for individuals and progress in medicine by developing superior pharmaceutical products. To learn more about the company and its products, visit www.tpna.com.

ANNEX 6: Safety Data, Postmarketing Activities, and
Clinical Trial Activities SOPs
TITLE: Standard Operating Procedure (SOP) for Management of Safety Information On Lubiprostone between Sucampo Pharmaceuticals, Inc. (“SPI”), Takeda Pharmaceutical Company Limited (“TPC”) and TPC’s Affiliates, including Takeda Pharmaceuticals North America (“TPNA”) (TPC and its Affiliates, collectively “Takeda”)
Effective Date: January 31, 2006
Supersedes: N/A
VERSION: 1
Attachments
1.	Responsible Persons and Contact Persons

2.	Agreed Causal Relationship between an AE and a Marketed Drug at SPI

3.	Causal Relationship between an AE and a Marketed Drug

4.	Agreed Relationship between Causality Assessment and Reportability

Standard Operating Procedure (SOP)
For Management of Safety Information
On Lubiprostone
Scope
Sucampo Pharmaceuticals, Inc (hereinafter “SPI”) and Takeda Pharmaceuticals Company, Limited (“TPC”) and TPC’s Affiliates, including Takeda Pharmaceuticals North America, Inc. (“TPNA”) (TPC and its Affiliates, including TPNA, collectively “Takeda”) should make the greatest effort to ensure the safety of Lubiprostone and to fully comply with all regulatory requirements through the close exchange of information and mutual cooperation as set forth below.
This SOP describes the procedures and timeframes and defines the responsibilities of SPI and Takeda to assure compliance with all applicable laws and regulations pertaining to safety reporting.
All parties commit to following the ICH harmonized tripartite guidelines.
Definitions
Takeda
Takeda means Takeda Pharmaceutical Company, Limited (“TPC”) and its Affiliates, including Takeda Pharmaceuticals North America, Inc. (“TPNA”).
SPI
SPI means Sucampo Pharmaceuticals, Inc. SPI is the holder of Marketing Authorization (MAH).
SPI Affiliate
SPI Affiliate means by any company that markets Lubiprostone under a license granted by SPI. However, SPI Affiliate does not mean Takeda.
Designee
Designee means any company, business, organization, or other person that performs the duties, functions, operations or activities that are the responsibilities of either SPI or Takeda as defined by this SOP. “SPI’s Designee” does not mean Takeda.

[**], doing business as (“[**]”) is SPI’s worldwide Designee, including U.S. regulatory and safety reporting.
Adverse Event (AE)
Adverse event (hereinafter AE) means all untoward medical occurrences with a marketed product or in a trial subject treated with a medicinal product and not necessarily only those in which the causal relationship to the medicinal product is clear.
AEs include all untoward or unintended signs (including abnormalities in laboratory test values), symptoms or illness that occurs in association with the administration of a medicinal product.
Adverse Drug Reaction (ADR)
With respect to pre-approval clinical trials with an investigational drug (including a trial for obtaining approval for additional indication(s)), adverse drug reaction (hereinafter ADR) means all noxious and unintended responses to a medicinal product at any dose. As used in the previous sentence, the phrase “response to a medicinal product” means that a causal relationship between the medicinal product and the AE is at least a reasonable possibility, i.e., a relationship cannot be ruled out.
Regarding a marketed drug, ADR means a noxious and unintended response to a medicinal product used for prophylaxis, diagnosis or therapy of disease or for modification of physiological function.
Serious Adverse Event (SAE)
The term SAE means any untoward medical event that at any dose:
Results in death,
Is life-threatening,

Note: The term “life-threatening” in the definition of “SAE” refers to an event in which the patient was at risk of death at the time of event; it does not refer to an event which hypothetically might have caused the death if it were more severe.
Requires inpatient hospitalization or prolongation of present hospitalization.
Results in persistent or significant disability/incapacity,
Is a congenital anomaly/birth defect, or
Is an important medical event that may not be immediately life-threatening or result in death or hospitalization but may jeopardize the health of the patient or may require intervention to prevent one of the above (1) — (5).
Note: The term “severe” is often used to describe the intensity (severity) of a specific event (as in mild, moderate or severe myocardial infarction); the event itself however may be of relatively minor medical significance (such as a severe headache). This is not the same as “serious,” which is based on patient/event outcome or action criteria usually associated with events that pose a threat to a patient’s life or functioning. Seriousness (not severity) serves as a guide for defining regulatory reporting obligations.
Non-Serious AE
The term non-serious AE means an AE which cannot be categorized as an SAE.
Expected/Unexpected ADR/AE
If the nature, severity, specificity and outcome of an ADR in the case of a marketed drug are consistent with the information listed in the current package insert or on product label in the country concerned, the ADR is deemed to be expected. In the case of an investigational drug, the criteria for determining whether an ADR is expected or unexpected are the same, except that the reference information is the investigator’s brochure in the country concerned. If an ADR is not listed in the specified reference information or the nature, severity, specificity or outcome of the ADR is not consistent with the description in the aforesaid information, the ADR is deemed to be unexpected.

Expedited Report
Expedited report means an AE/ ADR report which an IND/NDA holder in a specific country is required to submit to the regulatory authorities immediately or at latest within a specified number of days in accordance with the regulations of the country concerned. The specified number of days and the criteria used to determine whether or not an expedited report must be submitted vary from country to country.
Time-Clock-Start-Point
Time-clock-start-point means the date when SPI or Takeda personnel, including any clinical research organization working on behalf of SPI or Takeda, have obtained the minimum information which is necessary for transmission of an AE case report. For example, the clock will start upon the receipt of a valid report. For the purpose of data exchange, the time-clock starts at this point as day zero; however, in cases where the information is such as that shown in Section 5.2, the time-clock starts at the time when SPI or Takeda has obtained any such information. This applies to both initial and follow-up information.
Health Care Professionals and Non-Health Care Professionals
Health Care Professionals (hereinafter HCPs) are physicians, dentists, pharmacists, nurses, physician’s assistants (PAs) and coroners. Non-Health Care Professionals are all people other than HCPs, such as consumers and attorneys.
Company Core Data Sheet (CCDS)
The Company Core Data Sheet (hereinafter CCDS) is a document that is the responsibility of SPI and [**], to prepare, which contains, in addition to safety information, material related to indications, dosing, pharmacology and other information concerning the product for which has Marketing Authorization (hereinafter MA).
Company Core Safety Information (CCSI)
Company Core Safety Information (hereinafter CCSI) means all relevant safety information contained in the CCDS and which SPI shall make the effort to have the CCSI listed worldwide.
Listed/Unlisted AE
If the nature, severity, specificity and outcome of an ADR are consistent with the descriptions in the CCSI, the ADR is regarded as “Listed,” and if they are not consistent with the descriptions, the ADR is regarded as “Unlisted,” The terms listed and unlisted apply only to preparation of the Periodic Safety Update Report (hereinafter PSUR)
International Birth Date (IBD)
The International Birth Date (hereinafter IBD) is the date of the first marketing authorization for a new medicinal product granted to any company in any country. Regarding Lubiprostone, January 31, 2006 is designated as the IBD.
Data Lock-Point (data cut-off date)
The data lock-point is the date designated as the cut-off date for data to be included in a PSR. It is based on the IBD and should usually be in increments of six months.
Periodic Safety Report (“PSR”)
The PSR, based on the ICH-E2C guidelines, is a document which the MAH is required to submit to the U.S. regulatory authorities according to the relevant regulations. The PSR is an overall evaluation of safety information on the marketed drug for a period of every three (3) months for the first three (3) years counted from the IBD, and every six (6)

months for the following two (2) years. Subsequent reporting will be in compliance with the regulations and laws in effect at that time.
Phase IV Marketing Support Studies
Phase IV Marketing Support Studies means Phase IV Studies to the extent the data from such studies is not intended for the primary purpose of Regulatory Required Studies, Labeling Changes, Additional Indications or New Formulations.
Safety Reporter means SPI, the Party that is the holder of the IND and NDA. SPI has sole responsibility for reporting AEs and submitting all safety reports and updates to regulatory authorities under this SOP. SPI’s Designee for worldwide safety reporting is [**].
Capitalized terms used herein but not otherwise defined shall have the meanings ascribed to them in the Collaboration and License Agreement, dated October 29, 2004, between SPI and TPC.
Responsible Organizationl Persons and Contact Persons
To ensure effective communication and exchange of questions and opinions on safety information and measures to be taken, both Takeda and SPI shall designate a person to be responsible for exchange of safety information after marketing approval (as per Attachment 1). In the case of any change in the responsible personnel at Takeda or SPI, the other party shall be notified of the change immediately so that this information is always up to date (Attachment I can be amended as personnel changes etc. necessitated). SPI shall, in addition to identifying its own personnel, also identify one senior medical doctor contact at [**].
Common Language
English shall be used as the common language for the exchange of information, the transmission of individual AE case reports, periodic AE reports and the contents of package inserts as well as the exchange of other important safety information between Takeda and SPI.
Collection of Safety Information
SPI shall inform Takeda of all reports on Lubiprostone from the sources identified in Section 5.1 or reports relating to the information described in Section 5.2, and their subparts, and to clarify the source of information obtained each time. These obligations apply to U.S. and worldwide sources of information.
AE Case Reports
Spontaneous Reports

•	Spontaneous reports from HCPs
•	Spontaneous reports from non-health care professionals, such as attorneys and consumers (non-medically confirmed)
•	Spontaneous reports where Lubiprostone is identified as a concomitant or co-suspect medication
Regulatory Authorities Registries Reports
Case reports obtained indirectly though the regulatory authorities or regional pharmacovigilance centers.
Medical Literature and Academic Conference Information
Case reports on Lubiprostone published in medical/pharmaceutical journals or proceedings of academic conferences, etc.
Post-Marketing Investigations/Epidemiological Studies
Case reports obtained from post-marketing investigations/epidemiological studies which are not carried out under Good Clinical Practice (hereinafter GCP).
Post-Marketing Clinical Trials
Case reports obtained from clinical trials conducted in compliance with GCP to investigate the efficacy and safety of a marketed drug.
Pre-Approved Clinical Trials with an Investigational Drug
Case reports obtained from clinical trials carried out for the purpose of obtaining a supplemental approval for additional indications, dosage forms, administration routes, etc.
Other Important Safety Information
Urgent and Important Information Related to Measures Taken, for Safety Reasons, by Regulatory Authorities, by Takeda or by SPI
•	Information related to post-marketing withdrawal of or a change in marketing authorization that may lead to a recall of Lubiprostone or discontinuation of or restrictions on the marketing of Lubiprostone
•	Information on any changes in indication, dosage, usage or administration

•	Issuance of a “Dear Doctor Letter” or revision of the “Contraindications” or “Warnings” section of PIs /Labeling
Revision of Any Safety-Related Sections in PIs/Labeling
Information on revision of any safety-related sections in any PI/Labeling
An Increase in the Incidence of ADRs
Findings suggesting an increase in the incidence of expected serious ADRs to a clinically important extent.
Lack of Efficacy, Exposing Patients to a Significant Hazard
Findings suggesting exposure of patients to a significant hazard, such as lack of efficacy in a drug used for a life threatening disease
Results from Non-Clinical Studies Suggesting a Significant Hazard to Humans
Of the findings obtained from such non-clinical studies as mutagenicity, carcinogenicity or teratogenicity studies conducted by internal or external research institutes, those results suggesting a significant hazard to humans
Safety-Related Information Obtained from Mass Media or Consumer Organizations
Safety information on Lubiprostone, obtained from mass media, consumer organizations’ publications/internet sites, etc.
Notes:
The following information should be exchanged between SPI and Takeda in the same manner as that for AE case reports (See Section 7).
•	Pregnancy: Any case in which a patient is found to be pregnant during treatment with Lubiprostone and of which SPI or Takeda becomes aware, regardless of whether an AE results or not.
•	Overdose: Accidental or intentional overdose regardless of whether an AE results or not.
•	Misuse or Abuse: All information on misuse or abuse regardless of whether an AE results or not

Responsibility for Safety Information
SPI, as the holder of the IND and NDA, shall have sole responsibility as Safety Reporter to report any and all AEs in connection with and arising out of, in any manner whatsoever, post marketing drug experience.
SPI, as the holder of the IND and NDA, shall have sale responsibility as Safety Reporter to report any and all AEs in connection with and arising out of, in any manner whatsoever, any studies falling under the categories of Regulatory Required Studies, Labeling Changes, Additional Indications or New Formulations.
SPI, as the holder of the IND and NDA, shall have responsibility as Safety Reporter to submit reports for any and all AEs in connection with and arising out of, in any manner whatsoever, any studies falling under the categories of Phase IV Marketing Support Studies not conducted by SPI. The report shall be generated as per the requirements of Section 8.3 below.
SPI’s Designee, [**], shall fulfill SPI’s responsibilities for world-wide safety reporting, including safety reporting required by U.S. Federal and state law or regulation. Additionally, [**] shall, as SPI’s Designee, also have the duty to fulfill all of SPl’s duties and obligations as defined by this SOP.
Notwithstanding any other provision of this Section 6 of this SOP or any other agreement between the Parties, if Takeda, in its sole discretion believes that SPI, SPI’s Designee, SPI’s Affiliate, and/or [**] has failed to make a report required by U.S. Federal or state law or regulation, or the laws or regulations of any other country in which Takeda sells or promotes Lubiprostone, or has made an inaccurate or incorrect report, or has made a report that is not in the best interests of the safety and health of patients taking Lubiprostone, Takeda shall first contact SPI and discuss such issue with SPI’s Medical Directors, including whether or not the matter in question must be reported. If SPI’s assessment differs from the assessment of Takeda, SPI and Takeda shall exchange opinions in an effort to agree on one opinion. However, if SPI and Takeda cannot agree, Takeda may make its own report to the affected governmental regulatory authorities after having brought the error, deficiency, defect, and/or failure to the attention of SPI or [**], and SPI or [**] either expressly declines to take proper corrective action, which declination is confirmed by a writing, or fails to take proper corrective action on a timely basis.
Assessment of Safety Information by Takeda and SPI
An individual AE case report received by Takeda or SPI shall be reviewed by [**] to confirm whether or not the contents of the case report meet the minimum requirements listed below. If the contents meet the requirements, [**] shall make an assessment of the case report. If the contents do not meet the requirements, [**] shall make a reasonable effort to obtain the information which is lacking.

Minimum Requirements for Information Reporting
An AE case report must contain the following 4 items at the minimum to be considered reportable:
An identifiable patient (e.g. patient initials, sex, age),
An identifiable reporter,
An event that can be identified and
A specifiable suspect drug.
Identification Number
SPI or [**] shall assign a unique identification number to each AE case report. Cases arising from Takeda’s Phase IV Marketing Support Studies shall receive a unique Takeda identification number when entered into Takeda’s database. SPI or [**] shall also assign a unique identification number, in addition to Takeda’s number, when such an AE case report is sent to either of them.
Assessment of AEs
SPI or SPI’s Designee shall assess the following points for all AE case reports.
•	Seriousness

•	Causal relationship to the medical product
Assessment of Seriousness
Seriousness should be assessed by a specialist who is well experienced in clinical matters, and the judgment of the reporter in cases where the reporter is a medical specialist shall be prioritized, in principle. Regardless of whether the reporter is a medical specialist or not, if a case which has been assessed as non-serious by a reporter is judged as serious in accordance with the ICH criteria by [**], the case will be handled as a serious case. On the other hand, if a case which has been assessed as serious by the reporter, is judged by

[**] as non-serious, [**] shall consult with the reporter, and, only in the event that the reporter’s written consent is obtained, the case will be handled as a non-serious case. Such written consent shall be kept with the MedWatch and/or CIOMS file.
Assessment of Causal Relationship
The causal relationship between an AE and Lubiprostone shall be assessed according to Safety Reporter’s criteria for determining the causal relationship, which shall be consistent with best clinical and/or safety practices, and communicated in writing to Takeda.
As to the relationship between an AE and a medicinal product, the causal relationship is classified as one of five (5) or one of three (3) categories as shown in Attachment 2 and Attachment 3, respectively. The relationship for causality assessment between SPI’s system, [**]’s system and Takeda’s system is shown in Attachment 4.
Follow-Up Investigation
Whenever an AE case report is received from a non-health care professional [**] shall ask a health care professional for validation of the case report. If the first report received does not have necessary data, or when Takeda, [**] or SPI requests additional information, [**] shall make reasonable efforts to obtain the requested information. SPI and [**] have the duty to obtain additional and sufficient information from the reporter so that the case can be assessed.
Management of “Blinded” Clinical Trial Cases
All reports of serious AEs from blinded clinical trials shall be assessed, regardless of whether the blind for the individual case has been broken or not. If the blind has not been broken, this shall be clearly stated in the information which is exchanged, and when the blind is eventually broken, a follow-up report including therapy unblinding information shall be sent within three (3) working days.
AE/ ADR Terminology
Takeda and SPI shall use the latest version of MedDRA as AE/ADR terminology.
Assessment of Other Important Safety Information
As regards safety information, other than individual case reports, as shown in Section 5.2.1 to 5.2.5, the Safety Reporter shall evaluate the information to determine, in its opinion, what influence it could have on the risk/benefit profile of Lubiprostone and shall notify Takeda of its opinions in addition to relevant safety information.
Exchange of Safety Information
The Parties shall work together to develop processes and training to ensure that all Takeda and SPI Designees, employees and contractors are aware of the need to and methods for submitting AEs to the Safety Reporter.
Transmission of AE Case Reports
Transmission of Serious AE Case Reports Arising out of Post-Marketing, and Clinical Trials That Are Not Phase IV Marketing Support Studies, or Conducted by Takeda or its Designee
SPI and/or [**] shall conduct the medical review of all Adverse Events and shall make the determination as to whether the Adverse Event is an expedited SAE. When SPI and/or [**] assesses an AE case report categorized as “serious,” regardless of whether or not it is an expected AE or whether or not the case has been unblinded in the case of a double-blind clinical study/trial, the regulatory submission shall be timely filed within the appropriate time frame as shown below (Refer to Section 2.12 Time-Clock-Start-Point), and the full regulatory submission shall be transmitted to Takeda by facsimile or e-mail within three days from the date that the regulatory submission was made.
Fatal or Life-Threatening AE Case Reports:
SPI and/or [**] shall transmit preliminary information to Takeda by facsimile or e-mail as soon as practicable for the protection of the health and safety of clinical trial subjects, and patients taking Lubiprostone. SPI and/or [**] shall transmit the regulatory submission, and any other relevant or material information applicable to the safety and efficacy of Lubiprostone to Takeda within three (3) days after the Safety Reporter’s regulatory submission, or sooner if practicable.
Other Serious AE Case Reports:
The full regulatory submission shall be transmitted to Takeda by facsimile or e-mail within three (3) days from the date that the regulatory submission was made.
Analysis and IND Safety Letters for SAEs Requiring Expedited Reporting (“Expedited SAE”), Including Serious Unexpected and Related:
For expedited SAEs, which includes Serious Unexpected and Related SAEs, SPI and [**], through a Safety physician, will review all source documents, conduct a literature review, and provide the assessment of causality, expectedness and relatedness, and narrative description which shall be reported to the regulatory authorities. SPI and [**] will also develop and search the preferred search terms and will review the entire Lubiprostone safety database (clinical and post-marketing), to conduct an Analysis of Similar Events which shall be submitted to the regulatory authorities with the assessment of causality, expectedness and relatedness (MedWatch and/or CIOMS) prepared by [**] and SPI. Based on the medical review and the narrative description and Analysis of Similar Events, [**] will draft an IND Safety Letter and send the draft letter to Takeda for its review.. Takeda shall have the right to comment on the draft IND Safety Letter prepared by SPI or [**]. If SPI’s assessment differs from the assessment of Takeda, SPI and Takeda shall exchange opinions in an effort to agree on one opinion. However, if the companies cannot agree, the more serious assessment shall be taken as the final assessment and the final IND Safety Letter will be distributed to all investigators, including investigators for clinical trials conducted by Takeda or its designees, within the regulatory required timeframes. SPI will be responsible for the submission of the expedited safety report in MedWatch and/or CIOMS format to the FDA (U.S. regulatory authority).

Transmission of Non-Serious AE Case Reports
With respect to case reports that SPI and/or [**] assess as “non-serious,” Takeda will have the right to audit pursuant to Section 8.5 of this SOP.
Non-Serious Case Reports Obtained from Information Sources other than Clinical Trials/Studies:
With respect to case reports that SPI and/or [**] assess as “nonserious,” Takeda will have the right to audit pursuant to Section 8.5 of this SOP.
Non-Serious Case Reports Obtained from Clinical Trials/Studies:
SPI and/or [**] shall transmit the clinical trial report or CTR to Takeda within fifteen (15) business days of completion of the clinical trial report. SPI and/or [**] shall share the clinical trial data with Takeda or its Designee upon request.
Formats
SAE reports should be made using MedWatch and/or CIOMS forms. The forms shall be sent together with a “communication letter” which includes a section for confirmation of receipt.
The scope, timeframe, format and contents for the AE case reports are outlined in Attachment 6. (The parties will develop a mutually agreeable Attachment 6)
For Phase IV Marketing Support Studies conducted by Takeda
SAEs Requiring Expedited Reporting, Including Serious Unexpected and Related:
Takeda or its designee shall conduct the medical review of all Adverse Events and shall make the determination as to whether the Adverse Event is an expedited SAE. For expedited SAEs, Takeda or its Designee, through a Safety physician, will review all source documents, conduct a literature review, and provide the assessment of causality, expectedness and relatedness, and narrative description to [**], and which SPI shall report to the regulatory authorities. Takeda or its Designee will also provide [**] with the preferred search terms and [**] will review the entire Lubiprostone safety database (clinical and post-marketing) to conduct an Analysis of Similar Events. Based on the medical review, narrative description and Analysis of Similar Events [**] will draft an IND Safety Letter for the approval of Takeda or its Designee, and send the approved letter to all investigators, including investigators for clinical trials conducted by Takeda or its Designee, within regulatory required timeframes. Takeda shall have the right to comment on the draft IND Safety Letter . If SPI’s assessment differs from the assessment of Takeda, SPI and Takeda shall exchange opinions in an effort to agree on one opinion. However, if the companies cannot agree, Takeda’s or its Designee’s assessment shall be taken as the final assessment. [**] will be responsible for the submission of the expedited safety report in MedWatch and/or CIOMS format to the FDA (U.S. regulatory authority).
SAEs That are Not Expedited, SAEs That are Expected and/or Not Related:
SAEs that are not expedited, SAEs that are expected and/or related, will remain in Takeda’s database until the end of the trial at which time such SAEs will be shared with SPI and/or [**] for the conduct of pharmacovigilance activities. Clinical trial data will be provided to SPI and/or [**] within fifteen (15) business days of the delivery to SPI of the clinical trial report or CTR.
Non-Serious AE Case Reports:
Non-serious AE cases will remain in Takeda’s database until the end of the trial at which time such AEs will be shared with SPI and/or [**] for the conduct of pharmacovigilance activities. Clinical trial data will be provided to SPI and/or [**] within fifteen (15) business days of the delivery to SPI of the clinical trial report or CTR.
Transmission of Other Important Safety Information
As regards safety information other than AE case reports, SPI or [**] shall transmit to Takeda, or Takeda shall transmit to [**], the information by facsimile or e-mail within the appropriate timeframe below. As respects SPI, SPI’s Designee and/or [**], these companies shall have proper policies, procedures and programs to become timely aware of such safety information. As respects Takeda, Takeda will transmit the information of which it becomes aware.
Urgent and Important Information Related to Measures taken, for Safety Reasons, by Regulatory Authorities, by SPI or by Takeda

Whenever Takeda, SPI, SPI’s Designee, SPI’s Affiliate, or [**] receives such emergency information as that mentioned in Section 5.2.1, Takeda, SPI, or [**] shall transmit the information as required by Section 8.4 within three (3) business days of its receipt.
Revision of the Safety-Related Sections in Package Inserts/Labeling/SPC
Whenever Takeda, SPI, SPI’s Designee, SPI’s Affiliate, or [**] receives a regulatory authority’s instructions to revise any safety-related section of a Package Insert, or intends to submit a spontaneous revision to a regulatory authority, as shown in Item 5.2.2, SPI and/or [**] shall transmit the information to Takeda prior to taking any official action and within one (1) business day in the case of a regulatory authority’s instructions or fifteen (15) business days prior to submission of the revision to the authority in the case of a spontaneous revision to be made by SPI. SPI will transmit such information related to any revision of a safety-related section of Package Insert by SPI, SPI Affiliate or [**] to Takeda within three (3) business days after its receipt. Takeda’s responsibility to transmit all such information governed by Section 8.4.2 shall be to transmit such information to [**].
Important Findings Suggesting a Significant Hazard to Humans
Whenever Takeda, SPI, SPI’s Designee, SPI’s Affiliate, or [**] obtains important findings suggesting a significant hazard to humans as shown in Section 5.2.3, 5.2.4 and 5.2.5, that company shall transmit the information to the other, as required by Section 8.4, within three (3) business days after receipt of it.
Other Important Safety-Related Information
Whenever Takeda, SPI, SPI’s Designee, SPI’s Affiliate, or [**] receives such information as that shown in Section 5.2.6, that company shall transmit the information of importance to the other Party within three (3) business days after receipt of it by Takeda or SPI.
Information of Post-Marketing Non-Clinical Studies or Clinical Trials Targeting Safety Issues
When SPI, SPI’s Designee, or SPI’s Affiliate performs a post-marketing non-clinical study or clinical trial targeting safety issues spontaneously or as per the instructions of the regulatory authorities, Takeda shall be notified of the protocol while in its draft form, of any material changes thereto, and of the final protocol and/or any material changes thereto, and Takeda shall be permitted to provide its comments and expertise thereon. Upon completion of the study or trial SPI shall provide Takeda the final clinical trial report or CTR within fifteen (15) business days of completion of the clinical trial report. SPI and/or [**] shall share the clinical trial data with Takeda or its Designee upon request.
Audit
Notwithstanding any provisions contained in this SOP or any other Agreement to the contrary, Takeda, or Takeda’s Designee, and SPI, or SPI’s Designee, shall have the right to audit the performance of any and all aspects of safety reporting related to Lubiprostone. The right to audit shall be fulfilled by full access and recourse to any and all regulatory reports and submissions, source documents, data, policies, procedures, BOPs, SOPs, documents, information and materials, medical records, case report forms, clinical trial documents and information, files, databases and things, etc., of whatever kind, form or nature, including any and all electronic or computerized regulatory reports and submissions, source documents, data, policies, procedures, BOPs, SOPs, documents, information and materials, medical records, case report forms, clinical trial documents and information, files, databases and things, that form the basis for, or are related to, any duty or obligation of SPI, SPI’s Designee, [**], Takeda, or Takeda’s Designee under this SOP, or under any law, regulation, and/or convention as it relates to the submission of safety and efficacy information to any U.S. Federal or state governmental authority or agency.

The right to audit may be exercised as frequently as Takeda or SPI deems to be necessary. The Party to be audited will be provided with at least fifteen (15) days advance notice of its intent to exercise its audit rights. Takeda and SPI, or their respective Designees will communicate preliminary audit results to one another, and provide each other with an opportunity to respond prior to the audit report becoming final. Takeda and SPI, or their respective Designees will communicate the final audit report to one another to ensure the accuracy and integrity of the Parties reports and reporting obligations. Takeda, or its Designee, shall bear the full costs and expenses of any audit it requests. SPI, or its Designee, shall bear the full costs and expenses of any audit it requests.
Measures to be Taken for Regulatory Requirements
Literature Monitoring
[**] and/or SPI, assumes the responsibility for literature monitoring.
[**], on SPI’s behalf, shall monitor medical and pharmaceutical journals and screen databases such as MEDLINE and EMBASE.
Any medical or pharmaceutical journal article information that contains a serious AE report shall be exchanged between Takeda and SPI in the same manner as that for AE case reports with a copy of the original article being attached. In addition, both Parties shall transmit to the other any journal article, and/or information, of which they become aware that contains a non-serious AE case report in the same manner. SPI and/or [**], shall where applicable, perform the requirements of Sections 8.4, 8.4.1, and 8.4.2 for such serious AEs.
Also, SPI and/or [**] shall transmit to Takeda serious AE case reports which were retrieved from literature databases other than EMBASE, and SPI and/or [**] shall transmit to Takeda serious AE case reports which were retrieved from any database, including EMBASE, and were reported to the relevant regulatory authority in a country where SPI, an SPI Designee, or an SPI Affiliate, has MA. SPI and/or [**] shall, where applicable, perform the requirements of Sections 8.4, 8.4.1, and 8.4.2 for such serious AEs.

Submission of PSRs
SPI shall take responsibility for submission of the PSRs to the U.S. regulatory authorities. [**] is responsible for preparing the draft document. Takeda shall have the opportunity to review and comment on the draft PSR and provide to [**] comments on the draft PSR no later than ten (10) days after database lock, and Takeda shall be permitted five (5) business days to submit comments to SPI. If SPI’s assessment differs from the assessment of Takeda, SPI and Takeda shall exchange opinions in an effort to agree on one opinion. However, if SPI and Takeda cannot agree, the more serious assessment shall be taken as the final assessment.
After the PSR has been submitted to the regulatory authorities, SPI and/or [**] shall notify Takeda of the submission date immediately, and provide Takeda with three (3) copies of the PSR within three (3) business days.
Measures Taken to Comply with Instructions from Regulatory Authorities
When SPI, SPI Designee, SPI Affiliate, or [**] receives such instructions from the regulatory authorities in any country in which Lubiprostone is marketed, sold prescribed or administered as shown in Section 5.2.1, SPI, SPI Affiliate, or [**] shall send a preliminary notification to Takeda to obtain necessary advice and cooperation. SPI, SPI Designee, SPI Affiliate, or [**] shall provide to Takeda such instructions from regulatory authorities within five (5) business days of its receipt of same, and Takeda shall have the opportunity to provide to SPI, SPI Affiliate, or [**] comment regarding appropriate safety measures in any country in which Takeda sells, markets and/or promotes Lubiprostone.

Actions and Measures to be Taken when any Safety-Related Emergency Arises
When such an emergency situation as that shown in Section 5.2.1 that could lead to discontinuation of the sale or marketing of Lubiprostone arises, Takeda or SPI shall notify the other within the time frames stipulated in Section 8.4.1 and each Party shall continue to promptly provide the other with subsequent information on the situation as it is obtained through intensive collection of related information.
Preparation and Revision of Packet Insert by SPI, SPI Designee, and/or SPI Affiliates
SPI, SPI Designee, and/or SPI Affiliates shall take responsibility for the preparation and revision of the package inserts for Lubiprostone in any country where they have MA on the basis of the CCDS/CCSI. When a package insert is newly prepared or revised spontaneously or as per the instructions of the regulatory authorities in a way that deviates from the CCDS/CCSI, SPI, SPI Designee, and/or SPI Affiliates shall notify Takeda within three (3) business days, and Takeda shall have the right to comment regarding the revisions to the Package Insert, and any requirement for a change to the U.S. package insert.
Preparation and Update of CCDS/CCSI
The draft of the initial CCDS/CCSI, and any amendment thereto, will be prepared by SPI. Takeda shall have the opportunity to review and comment on the draft CCDS/CCSI and provide to SPI comments on the draft CCDS/CCSI within a reasonable timeframe. If SPI’s assessment differs from the assessment of Takeda, SPI and Takeda shall exchange opinions in an effort to agree on one opinion. However, SPI and Takeda cannot agree, SPI’s assessment will be used. SPI shall make an effort to have one unique CCDS/CCSI worldwide.
The CCDS/CCSI will be developed, or amended, by SPI based on the close exchange of opinions between SPI and Takeda in writing.
Amendment of the CCSI should not only be based only on the number of collected AEs but also on the global judgment of the seriousness of the events and quality of the case reports, referring to the literature and the pharmacological factors as well.
SPI will provide Takeda with its SOPs for the development of the CCDS/CCSI.
Storage of Original Information
Original information obtained by Takeda, SPI, SPI Affiliates, SPI Designees or [**] shall be kept and stored by SPI or [**] in accordance with the regulations in the country concerned.

SPI shall provide to SPI’s Affiliates and Designees, and to [**] this SOP, and SPI shall require from its Affiliates and Designees, and [**] their written acknowledgement of this SOP and written commitment to adhere thereto. SPI shall provide such written acknowledgements and commitments to Takeda within fifteen (15) days of SPI’s receipt of same.
Amendment
This SOP may only be amended by a written Agreement signed by Takeda and SPI. The requirement of Section 13 shall govern any amendments. SPI and Takeda agree to address any requested amendments that are reasonably required to comply with laws, and/or for the safety and health of patients and clinical trial subjects.

Attachment 1
     Responsible Person and Contact Persons

	SPI	[**]	TAKEDA
Responsible
Person:

Contact Persons	1. Safety	1. Safety	1. Safety
	Information:	Information:	Information:
	2. General Matters,	2. General Matters,	2. General Matters,
	Labeling and SOP:	Labeling and SOP:	Labeling and SOP:

Attachment 2
     Agreed Causal Relationship between an AE and a Marketed Drug at SPI and [**]
Definite
An AE that follows a reasonable temporal sequence from administration of a marketed drug (including the course after withdrawal of the drug) and that satisfies any of the following:
•	Reappearance of a similar reaction by repeated exposure (rechallenge)

•	Positive results in drug sensitivity tests (skin test, etc.)

•	Toxic level of the drug revealed by measurement of drug concentrations in blood or another bodily fluid
Probable
An AE that follows a reasonable temporal sequence from administration of the drug (including the course after withdrawal of the drug) and for which involvement of factors other than the drug, such as underlying diseases, complications, concomitant drugs or concurrent treatments, can reasonably be excluded.
Possible
An AE that follows a reasonable temporal sequence from administration of the drug (including the course after withdrawal of the drug) and for which possible involvement of the drug can be argued*, although factors other than the drug, such as underlying diseases, complications, concomitant drugs or concurrent treatments, may also be responsible.

*     For example, there have been similar reports in the past, including reports on its analogues, or the occurrence of the event could be predicted from the pharmacological actions/chemical structure of the drug.
Not related
An AE that does not follow a reasonable temporal sequence from administration of the drug or that can be reasonably explained by other factors, including underlying diseases, complications, concomitant drugs or concurrent treatments.
Lack of data
Lack of data, such as temporal sequence of an AE from administration of the drug (including the course after withdrawal of the drug), underlying diseases, complications, concomitant drugs or concurrent treatments, considered necessary for evaluation.
As regards the causal relationship between an investigational drug and an adverse event, assessment shall be made using a four-category (Definite, Probable, Possible or Not Related) system.

Attachment 3
Causal Relationship
Between an AE and a Marketed Drug
YES
Terms such as possibly, probably, definitely, or most likely will be interpreted and reported as “possibly related.”
NO
Terms such as remotely, unlikely, doubtfully related, will be interpreted and reported as “not related.”
Unassessed (or Unknown)
The reporter’s assessment is actively sought in each case, however, where not provided, or unknown, the general principle of suspected causality by the reporter is adopted for all spontaneous reports in line with the ICH guidelines.

Attachment 4
Agreed Relationship between
Causality Assessment and Reportability

Category	Reportability
Definite
Probable	Yes
Possible
Not related	No
Lack of data	Unassessed (Unknown)
It is stipulated in this criterion for assessment that all AEs other than those assessed as “Not-related” or “No” in the Table above are to be handled as ADRs.

ANNEX 7: Approved Research Studies
Summary of Research Grants

Principle
Title of Study	Investigator	Institution	Budget
The Mechanism of Action of Lubiprostone on Single ENaC, CFTR and CIC2 Channels	[**]	[**]	$	[**]

The Role of Lubiprostone in Maintaining Epithelial Barrier Function	[**]	[**]	$	[**]

Role of CIC-2 in duodenal bicarbonate secretion	[**]	[**]	$	[**]

Role of CIC-2 in protecting against bacterial translocation in colitis	[**]	[**]	(both projects)

Mechanism of Lubiprostone protection during epithelial injury	[**]	[**]	$	[**]

Mechanism of Lubiprostone-stimulated intestinal secretion	[**]	[**]	$	[**]

Actions of Lubiprostone in the Mammalian Intestinal Tract	[**]	[**]	$	[**]

Plus 3 additional studies			$	[**]each

ANNEX 8: Development Costs
     “Development costs” shall mean all internal costs based on the fixed hourly rate of each individual engaged in the Development project. The amount of internal costs to be billed for each individual is calculated as follows: Hourly Rate x [**] Hours x Percentage of Day Dedicated to the Development Project x Number of Days Worked. (For example, if person A is assigned to two projects (one of which is the subject Development project), is dedicating equal amount of his time on each project, and worked for [**] days, the payment for that individual for the month would be Hourly Rate x [**] Hours x [**]% x [**]). The work sheet showing the calculation of the internal costs shall be provided with the relevant invoice.

ANNEX 9: SOPs Relating to Phase IV Marketing Support Studies
and Non-Clinical Research Studies

TITLE: Standard Operating Procedure (“SOP”) regarding the management of Phase IV Marketing Support Studies between Sucampo Pharmaceuticals, Inc. (“SPI”), Takeda Pharmaceutical Company Limited (“TPC”) and TPC’s Affiliates, including Takeda Pharmaceutical North America, Inc. (“TPNA”) (TPC and its Affiliates, collectively “Takeda”)
Effective Date: January 31, 2006
Supersedes: N/A
VERSION: 1
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PURPOSE: To establish the procedures between SPI and Takeda regarding the management of Phase IV Marketing Support Studies (as defined in the Supplemental Agreement between SPI and TPC dated January 31, 2006 (“Supplemental Agreement”)) and maintenance of the confidentiality of Confidential Information (including Proprietary Product Information) relating to such studies under the Collaboration and License Agreement between SPI and Takeda dated October 29, 2004 (“Collaboration and License Agreement”). Nothing contained in this SOP shall be deemed to modify or amend any provision of the Collaboration and License Agreement or the Agreement among SPI, Takeda and SAG dated October 29, 2004.
RESPONSIBILITIES: Each company is responsible for ensuring that its own employees who are involved in the management of Phase IV Marketing Support Studies, and the employees of its Affiliates who are involved in the management of Phase IV Marketing Support Studies, read, understand and comply with this SOP.
PROCEDURES:
If a Party identifies any commercial issues or questions related to the Product that it believes need to be addressed by the conduct of a Phase IV Marketing Support Study, such Party will present a study concept (i.e., a brief synopsis of the study, including key endpoints to address such commercial issues or questions), business rationale, approximate budget and timeline of such Phase IV Marketing Support Studies to the JCC. Takeda and SPI will agree on a proposal template so that proposal formats will be consistent.
Within 15 calendar days following the receipt of such information, the JCC will notify the parties whether it approves moving forward with development of a Phase IV Marketing Support Study or study plan to address the commercial issues or questions identified. In the event that the JCC deems it appropriate to hold discussions with the proposing Party regarding the proposed Phase IV Marketing Support Study concept, business rationale, budget or timeline before making a go/no-go decision of a proposed study, the JCC shall hold and complete such discussions within ten business days from the receipt of the related information from a Party.
Upon JCC approval of moving forward with such a Phase IV Marketing Support Study. Takeda will request from both its Affiliate, Takeda Global Research & Development Center, Inc. (“TGRD”), and from SPI a proposal for the conduct of such a Phase IV Marketing Support Study. Each proposal shall include a study synopsis (i.e., draft protocol), more concrete budget estimate, timeline, study populations, study assessments, endpoints, key outcomes and any proposed use of outside vendors. Such proposals shall be submitted to Takeda within 30 calendar days following Takeda’s request. Takeda and SPI will agree on a proposal template so that proposal formats will be consistent.
Within 15 calendar days of receipt of such proposals, Takeda shall evaluate the responses and either (a) select the proposal it believes to be the most appropriate to execute, based on budget, timing, ability to address the identified commercial issues or questions and any other relevant
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factors, or (b) require TGRD and SPI to repeat step 3 in order to respond to questions or objections raised by Takeda.
The selected proposal will be submitted to Sucampo AG for IP review and comment prior to initiation of protocol development. Within five (5) business days of receipt of such proposal, Sucampo AG will provide its comments to Takeda and the entity (SPI or TGRD) selected to move forward with the Phase IV Marketing Support Study proposal.
SPI or TGRD, whichever is selected to conduct the Phase IV Marketing Support Study, will prepare a draft protocol (taking into account IP comments provided by SAG) and submit it to the JDC for its review and approval. Within 10 days of receipt of such protocol, the JDC will notify Takeda and SPI or TGRD, whichever is selected to conduct the Phase IV Marketing Support Study, in writing whether it approves moving forward with such protocol.
Prior to the execution of any contract with, or the disclosure of any Confidential Information to, a vendor or investigator in connection with the development or conduct of such Phase IV Marketing Support Study, SPI, Takeda and/or TGRD shall follow the SOP agreed by SPI and Takeda dated January 31, 2006 titled “IP and Confidential Information Disclosure.”
Regulatory submission of protocols for Phase IV Marketing Support Studies will be done under SPI’s IND, with concurrent submission of notification of such protocols to the NDA. Such submissions will be made by SPI if it is the entity conducting the Phase IV Marketing Support Study (with a copy to Takeda) or by Takeda and/or TGRD with cooperation from SPI if TGRD is the entity conducting the Phase IV Marketing Support Study.
The entity conducting a Phase IV Marketing Support Study will provide monthly progress updates to SPI or TGRD, as the case may be. Such updates shall include the number of sites participating in the study, the number of patients enrolled, costs incurred, timelines and any known study results and shall be provided in the same format as the spreadsheet attached as Exhibit 1 hereto.
Following completion of a Phase IV Marketing Support Study, the entity conducting a Phase IV Marketing Support Study will provide SPI or TGRD, as the case may be, with Flash Results of the study within 1 week of their availability.
A draft final report shall be prepared by the entity conducting the Phase IV Marketing Support Study and provided to (i) SPI or TGRD, as the case may be, for a review and comment and (ii) to Sucampo AG for IP review and comment. The reviewing entity shall provide its comments within 10 days of receipt of such draft report and Sucampo AG will provide its comments within 5 business days of receipt of such draft report.
Following receipt of such comment, the party preparing the final report shall have up to 10 business days to conduct a quality assurance review of the report for the purpose of validating the integrity and accuracy of the data.
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Following the consideration and incorporation, if applicable, of such comments into the final report, if SPI conducted the Phase IV Marketing Support Study and prepared the study report, within 15 calendar days after receipt of such comments SPI shall provide Takeda with a copy of the final report and either (1) confirm to Takeda in writing that SPI has incorporated Takeda’s comments and given final authorization of the study report, or (2) SPI shall submit another draft of the final report to Takeda in accordance with the same procedures as set forth above in this subsection (a) until both parties agree on the final draft of the final report if TGRD conducted the Phase IV Marketing Support Study and prepared the study report, within 15 calendar days after receipt of such comments Takeda shall submit the final report to SPI and, within 3 business days thereafter, SPI shall either (1) confirm to Takeda in writing that SPI gives its final authorization of the study report or (2) SPI shall provide additional comments to the study report, in which case TGRD shall submit another draft of the final report to SPI in accordance with the same procedures as set forth above in this subsection (b) until both parties agree on the final draft of the final report.
Any decision by either party to decline to approve a final draft shall be based on reasonable grounds in light of generally accepted medical and/or scientific publication practices.
A final report will be submitted to the regulatory authority if applicable. Such submission will be made by SPI if it is the entity conducting the Phase IV Marketing Support Study (with a copy to Takeda) or by Takeda and/or TGRD with cooperation from SPI if TGRD is the entity conducting the Phase IV Marketing Support Study.
Any publication of Phase IV Marketing Support Study results will be in accordance with the SOP agreed by SPI and Takeda dated January ___, 2006 titled “Publications.”
DEFINITIONS
     Confidential Information: Confidential Information shall have the same meaning as set forth in Article I of the Collaboration and License Agreement, subject to the provisions of Article 11 of the Collaboration and License Agreement.
     Flash Results: Flash Results shall mean preliminary study data analysis prior to statistical validation and review.
     Party: Party shall mean SPI or Takeda (as defined above).
     Proprietary Product Information: Proprietary Product Information shall have the same meaning as set forth in Article 1 of the Collaboration and License Agreement. For the avoidance of the doubt, Proprietary Product Information includes, with respect to a Product, New Drug
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Application (NDA), Investigational Drug Application (IND), Drug Master File (DMF), Investigator Brochure (IB) any Product information contained in SPI pending, non-published patent applications.
     Other: Any capitalized terms not defined in this SOP shall have the same meaning as set forth in Article 1 of the Collaboration and License Agreement.
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Phase IV Study Activity Report as of October 31, 2005	2/2/2006

					ENROLLMENT				STUDY MILESTONES
																	PLAN	ACTUAL
						ACTUAL	PLANNED	% to							PLANNED	ACTUAL	FINAL	FINAL	REG	REG
		PROTOCOL		MARKETING	PLANNED	TO	TO	planned	PLANNED	ACTUAL	PLANNED	ACTUAL	PLANNED	ACTUAL	FLASH	FLASH	REPORT	REPORT	FILING	FILING
COMPOUND	PHASE	NUMBER	DESCRIPTION	NAME	TOTAL	DATE	DATE	to date	FSI	FSI	LSI	LSI	LSO	LSO	RESULTS	RESULTS	REG	REG	PLANNED	ACTUAL
Lublprostone Preclinical	PI PI PI PI	### ### ### ###	XXX XXX XXX XXX	XXX XXX XXX XXX
Lublprostone CC	PI PII PIIIA PIV	### ### ### ###	XXX XXX XXX XXX	XXX XXX XXX XXX
Lublprostone IBS	PIIIA	SPI021131B- 0431	12-week multicenter, double blind randomized efficacy and safety study of Lublprostone in subjects with IBS-C	XXX
	PIIIB	SPI021131B- 0432	12-week multicenter, double blind randomized efficacy and safety study of Lublprostone in subjects with IBS-C	XXX
	PIVB	###	Open Label Extension	XXX

Study Font Color		On target to achieve milestone
Study X	Ongoing	Milestone at risk of being delayed
Study X	Planned	Milestone delayed
Study X	Completed	Milestone accelerated